As filed with the Commission on September 25, 2000 File No. 333-37648

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       to
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                            FORESTINDUSTRY.COM, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)


           Delaware                          7372               98-0207081
 ------------------------------ ---------------------------- ------------------
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)     Classification Code)     Identification No.)


         2480 Kenworth Road, Suite 11, Nanaimo, British Columbia V9T 3Y3
         ---------------------------------------------------------------
          (Address and telephone number of principal executive offices)


         2480 Kenworth Road, Suite 11, Nanaimo, British Columbia V9T 3Y3
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


                         Joe Perraton, President and CEO
                            forestindustry.com, Inc.
                               2480 Kenworth Road
                                    Suite 11
                        Nanaimo, British Columbia V9T 3Y3
                                  604-632-3802
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Roger D. Linn, Esq.
                           Bartel Eng Linn & Schroder
                          300 Capitol Mall, Suite 1100
                          Sacramento, California 95814
                             Telephone: 916-442-0400

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following blocks and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



                                                               Proposed maximum  Proposed maximum
     Title of each class of                   Amount to be      offering price       aggregate        Amount of
   securities to be registered                 registered         per share       offering price   registration fee
--------------------------------------       ---------------    ----------------  ---------------- -----------------

Common stock to be offered by selling
stockholders                                       703,866           $1.75(1)        $1,231,765           $ 325

Common stock for resale by holders of

Series A Preferred Stock assuming the
conversion of such Preferred Stock               1,000,000           $1.75(2)        $1,750,000           $ 462

Total                                            1,703,866                           $2,981,765           $ 787(3)



-------------------------------

(1) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price per share of the Company's common stock on May 17, 2000, as quoted on the OTC Bulletin Board.

(2) Assumes that the holder of the Series A Preferred Stock has converted such stock. Maximum offering price per share is based upon the average quotation of the high and low price per share of the Company's common stock on May 17, 2000, as reported on the OTC Bulletin Board.

(3) $354 of this filing fee was previously paid; the balance of $433 is submitted with this filing.

     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                              Subject to Completion
                                                           September 25, 2000


                            FORESTINDUSTRY.COM, INC.

                                  COMMON STOCK

                                ----------------


         This prospectus relates to the resale by the selling stockholders of up to 1,703,866 shares of common stock of forestindustry.com. These shares include up to 1,000,000 shares of common stock that may be resold by a selling stockholder upon the conversion of Series A Preferred Stock. The actual number of shares issuable upon the conversion of the Series A Preferred Stock will vary depending upon the price of our common stock at the time the preferred stock is converted into common stock. The selling stockholders may sell the common stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "FXCH." On August 31, 2000, the closing bid quotation for one share of common stock was $1.687. We do not have any other securities that are currently traded on any other exchange or quotation system.

                        --------------------------------

         Our business is subject to many risks and an investment in our common stock will also involve significant risks. You should carefully consider the various Risk Factors described beginning on page 7 before investing in the common stock.

         Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        --------------------------------




              The date of this Prospectus is ___, 2000.

                                TABLE OF CONTENTS



PROSPECTUS SUMMARY...........................................................5


RISK FACTORS.................................................................7


THE OFFERING................................................................11


MARKET FOR OUR COMMON STOCK.................................................12


DIVIDEND POLICY.............................................................13


FORWARD-LOOKING STATEMENTS..................................................13


MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS.................13


BUSINESS....................................................................16


PROPERTY....................................................................20


Management..................................................................20


EXECUTIVE COMPENSATION......................................................22


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................25


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............26


PLAN OF DISTRIBUTION........................................................26


SELLING STOCKHOLDERS........................................................28


DESCRIPTION OF SECURITIES...................................................28


LEGAL PROCEEDINGS...........................................................30


LEGAL MATTERS...............................................................30


EXPERTS.....................................................................30


AVAILABLE INFORMATION.......................................................31


FINANCIAL STATEMENTS........................................................31

                               PROSPECTUS SUMMARY


         This summary is intended to highlight information contained elsewhere in this prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus. All dollar amounts refer to United States dollars unless otherwise noted.

Our Business

         We provide a full range of internet services for the forest and wood products industry. Our website address is "forestindustry.com." Our internet site provides a directory of companies associated with the forest and wood industry. Our website is divided into three categories: Forest and Logging, Wood Processing and Logs, Lumber and Wood Products. Companies may advertise their services on our website and exchange information through our online discussion forums. Our website includes The World Wood Exchange which allows manufacturers, buyers and intermediaries to list all types of wood products for purchase and sale through the website. It also provides information on industry related trade shows, conferences and news items. All updates and changes made to the website are completed by our in-house technical staff. We generate revenues by charging a monthly fee to customers using our website based on the size of advertisements and charging for internet related services provided to forest and wood-related businesses.

         The internet related services which we provide include all services which a business needs to promote itself and to advertise and/or sell its forest or wood related products and services through the internet, including the design, development and hosting of websites for our customers.

         Our corporate offices and operations are located at Suite 11, 2480 Kenworth Road, Nanaimo, British Columbia V9T 3Y3. Our telephone number is 604-632-3802. We have one wholly-owned subsidiary, The Forest Industry Online, Inc. which maintains business offices at the Company's principal business office in Nanaimo.

Summary of Risk Factors

         An investment in our common stock involves a number of risks, which should be carefully considered and evaluated. These risks include:

o that we are a company in the early stage of development and have only a limited history of operating revenues;

o that our current revenues are dependent on revenues generated by our website; and

o    since inception, we have incurred losses.

         For a more complete discussion of risk factors relevant to an investment in our common stock, see the "Risk Factors" section.

Offering Summary


 Total shares of common stock outstanding as           13,783,666(includes
 of August28, 2000                                     400,000 shares issued
                                                       and held in escrow for a
                                                       pending acquisition).

 Shares of  common  stock being offered for            Up to 1,703,866 shares
 resale by the selling stockholders                    including up to 1,000,000
                                                       shares that may be resold
                                                       by a selling stockholder
                                                       upon the conversion of
                                                       outstanding Series A
                                                       Preferred Stock.

 Offering price                                        Market price or
                                                       negotiated prices at the
                                                       time of resale.

 Use of proceeds                                       We will not receive any
                                                       of the proceeds  of  the
                                                       shares offered for resale
                                                       by the selling
                                                       stockholders.

 OTC Bulletin Board Symbol                             FXCH


Summary of Consolidated Financial Data



                                                                    (Unaudited)
                                          Ten Months Ended     Ten Months Ended        Year Ended
                                              May 31, 2000         May 31, 1999      July 31, 1999
                                         ------------------    -----------------     -------------

Revenues                                 $      335,287         $    270,176         $  300,362
Operating Expenses                       $      714,418              228,105            300,903
Net Income (Loss)                             (379,131)               42,071               (541)

Earnings (Loss) Per Share                       (0.035)                0.004             (0.001)


Total Assets                             $      415,591         $     96,017         $  101,918
Working Capital (Deficit)                       118,409            (113,648)           (159,095)
Stockholders' Equity (Deficit)                  242,201             (85,453)           (126,614)


                                  RISK FACTORS

         An investment in the shares of our common stock offered for resale by the selling stockholders is very risky. You should carefully consider the risks described below in addition to other information in this prospectus. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The trading price of the shares of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

The Company has a limited operating history that makes future performance very difficult to predict.

         The current management assumed control of the Company's business in January 2000. Consequently, our officers and directors are in the early stages of developing the Company's website and marketing its internet services. Although management has a historical record of revenues with The Forest Industry Online, Inc., the Company has not established a business track record.

         Our ability to successfully operate our website and market our internet services will depend on, among other things:

o The continued improvements of our internet technology to support the forest and wood industry;

o    The development and expansion of our internet services; and

o The establishment of our website as an effective advertising and business medium for the forest and wood industry.

         Given the Company's limited operating history and revenues, there can be no assurance that we will be able to achieve any of these goals and develop a sufficiently large subscriber base to be profitable.

We have incurred losses since our merger with Forest Industry Online, Inc. and expect such losses to continue for the foreseeable future.

         We have incurred losses since our merger on January 31, 2000. For the ten months ended May 31, 2000, we incurred comprehensive net losses of $370,567. Our net losses are expected to continue through at least the current calendar year 2000 and the foreseeable future. As a result of these losses and negative cash flows from operations, our ability to continue operations will be dependent upon our ability to generate revenues for working capital and the availability of capital from the other outside sources until we achieve profitability.

We will need additional capital to finance our operations and to develop new products.

            Because we currently do not have sufficient revenues to support our activities, we intend to fund our operations with additional outside capital. Further, approximately $2.6 million has been budgeted to finance the development and expansion of the internet technology and to provide new services over the next 12 months. Traditionally, we have relied primarily on revenues from our website and the sale of equity securities to meet our operations and capital requirements. Any equity financing could result in dilution to our then-existing stockholders. Debt financing will result in interest expense, and if convertible into equity, could also dilute then-existing stockholders. If we were unable to obtain financing in the amounts and on terms deemed acceptable, our business and future success may be adversely affected.

Our long-term success depends on the development of the electronic commerce market for the wood and forest industry

            Our business is based on electronic commerce or "e-commerce" which refers to the purchase and sale of products and services advertised on internet websites. Although e-commerce is growing in volume, many e-commerce businesses have already failed or experienced lower than expected revenues. The forest and wood industry in particular has traditionally relied on non-electronic means for conducting business.

            The success of our web-based business will depend on several factors including the following:

o E-commerce is still developing and may not be suitable for the wood and forest industries;

o Internet users could use "filter" software programs that limit exposure to internet advertising;

o We have no long-term contracts or agreements with our customers and as a result, no assurance of ongoing revenues;

o We have yet to obtain and install the necessary internet operating programs to implement our proposed Lumber and Equipment Exchange service; and

o Government regulation or taxation may adversely affect the user of electronic commerce.

There is intense competition for advertising and customers on the internet

         Competition for internet advertising and customers is intense and continued competition in the future is anticipated. Barriers to entry are minimal, and competitors can launch new web sites at a relatively low cost. We compete for a share of a customer's advertising budget with online services and traditional off-line media, such as print and trade associations. Although we believe there are no internet companies with a larger number of forest industry specific clients than ours, several companies offer similar websites.

         Our competitors may develop internet services that are superior to, or have greater market acceptance than, our services. If we are unable to compete successfully against our competitors, our business, financial condition and operating results will be adversely affected.

         Many of our competitors have greater name recognition and greater financial, marketing and other resources than we do. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic alliances and other initiatives.

Concerns regarding security of transactions and transmitting confidential information over the internet may negatively impact our electronic commerce business

         We believe that concern regarding the security of confidential information transmitted over the internet, such as credit card numbers, prevents many potential customers from using the internet to buy or sell products or services. Specifically, it may discourage forest companies from using our proposed Lumber and Equipment Exchange.

         Although our system has security features to protect the privacy and integrity of customer data, such as password requirements, our website is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant investments and changes to protect against or remedy security breaches. If we do not adequately address these concerns, our business, financial condition and operating results could be adversely affected.

Our internet advertising and content may not attract users with demographic characteristics valuable to our advertisers

         Our future success depends upon our ability to deliver internet content about the forest industry that will attract users with demographic characteristics valuable to our advertising customers. If we are unable to develop internet content that attracts a loyal user base possessing demographic characteristics attractive to advertisers, it could have a material adverse effect on our business, financial condition and operating results. Internet users can freely navigate and instantly switch among a large number of web sites. Many of these internet sites offer original content. Consequently, it may be difficult for us to distinguish our content and attract users.

Our   advertising   revenues   could   decrease   if  we  do  not   develop  the
"forestindustry.com" brand and our proposed lumber and equipment exchange

         To be successful, we must establish and strengthen awareness of the "forestindustry.com" name as well as the brands associated with our proposed Lumber and Equipment Exchange. If our brand awareness is weak, it could decrease our subscriber base which attracts advertisers, which could result in decreasing advertising revenues. If our proposed Lumber and Equipment Exchange is delayed or provides poor service, our business, financial condition and operating results would be adversely affected.

We anticipate growing rapidly and effectively managing our growth is vital to realizing profitability

         We have grown and expect to continue to grow rapidly both by adding new services and hiring new employees. This growth is likely to place a significant strain on our resources, managers and systems. To manage our growth, we must develop and implement effective systems and train and manage our employees to perform all of the functions necessary to effectively develop, service and manage our subscriber base and business. If we are unable to effectively manage this rapid growth, we may not achieve profits from operations in the time frame we anticipated if at all.

         Our success also depends on having a highly trained sales force and telesales group. We will need to continue to hire additional personnel as our business grows. A shortage in the number of trained salespeople or technicians could limit our ability to increase sales. Many of our employees have only recently joined us. Of our present employees, 16 have worked for us less than one year. We cannot assure you that our management will be able to effectively manage our growth.

         The e-commerce business requires fast and accurate services to promote customer use. If our employees fail to establish and maintain highly reliable internet systems and services, our business and future operating results would be adversely affected.

We may not be able to protect our proprietary rights and we may infringe the proprietary rights of others

         Proprietary rights are important to our success and our competitive position. We have not applied for any trademarks, though we intend to do so in the future. There is no guarantee that our applications will be accepted.
Although we seek to protect our proprietary rights, our actions may be inadequate to protect any trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. In addition, effective trademark protection may be unenforceable or limited in certain countries. Our business is based on the utilization of existing available computer technologies. Consequently, other competitors could copy our systems and services.

We may be subject to legal liability for publishing or distributing content over the internet

         We may be subject to legal claims relating to the content in our vertical trade communities, or the downloading and distribution of such content. Claims could involve matters such as defamation, invasion of privacy, and copyright infringement. Providers of internet products and services have been sued in the past, sometimes successfully, based on the content of material. In addition, some of the content proposed to be provided on our Lumber and Equipment Exchange may be drawn from data compiled by other parties, including governmental and commercial sources, and we would then reformat the data. This data may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. Our insurance may not cover claims of this type, or may not provide sufficient coverage. Our business, financial condition and operating results could suffer a material adverse effect if costs or losses resulting from these claims are not covered by our insurance or exceed our coverage.

Risk of internet system failure or poor performance as we rely on one provider of telecommunications for TI lines

         Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Any system interruptions that cause our website to be unavailable or to respond poorly to web browsers may reduce our attractiveness to advertisers and could materially adversely affect our business and operating results. We maintain most of our computer systems in our facility in Nanaimo, British Columbia.

         Although we have back-up facilities for our computer systems, we rely on one provider for our telecommunication lines. If the telecom provider failed to provide service to our systems, we would be unable to maintain website availability. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events.

Capacity limits on our technology, transaction processing system and network hardware and software may be difficult to project and we may not be able to expand and upgrade our systems to meet increased use

         If traffic on our website increases, we must expand and upgrade our technology, transaction processing systems and network hardware and software. We may not be able to accurately project the rate of increase in traffic on our website. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate these increases. If we do not appropriately upgrade our systems and network hardware and software, either due to technical difficulties or lack of funds to pay for such upgrades, our business and operating results will be materially adversely affected.

We may not be able to adjust to technological changes in a cost-effective manner

         The e-commerce industry is characterized by rapid technological change and frequent new product and function announcements. Significant technological changes could render our website and proposed Lumber and Equipment Exchange obsolete. To be successful, we must adapt to our rapidly changing market by continually improving the responsiveness, services and features of our website and by developing new features to meet customer needs. We will also need to respond to technological advances and emerging industry standards in a cost-effective and timely basis. If we are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be materially adversely affected.

Our success is dependent on our key personnel who we may not be able to retain

         We believe that our success will depend on continued employment of our management team and key technical personnel including Joe Perraton and Michael Tyner. If one or more members of our management team were unable or unwilling to continue in their present positions, our business, financial condition and operating results could be materially adversely affected. While we have employment agreements with certain members of our management, others are not subject to formal agreements. We do not carry key person life insurance on any members of our management.

The price of our common stock is likely to be highly volatile

         The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for internet-related and technology companies in particular, has been highly volatile. In addition, our common stock began trading on the OTC Bulletin Board in March 2000 and has a very short trading history which also suggests future price volatility should be anticipated. Consequently, investors may not be able to resell their shares of our common stock at prices similar to or higher than their purchase price.

         In addition, the sale of substantial amounts of our common stock in the public market pursuant to or following this offering, could depress the market price of our common stock.

         Many of these factors are beyond our control and may materially adversely affect the market price of our common stock, regardless of our operating performance.

                                  THE OFFERING

         The selling stockholders are offering for resale up to 1,703,866 shares of common stock, including up to 1,000,000 shares of common stock assuming the conversion of outstanding Series A Preferred Stock. Set forth below are the sources of the shares of common stock being registered for resale in this prospectus.

         466,366 shares of common stock and up to 1,000,000 shares of common stock issuable upon conversion of certain Series A Preferred Stock, were or will be issued upon conversion of 200 shares of Series A Preferred Stock sold in a private placement to three institutional investors at $1,000 per preferred share. The sales occurred on January 31, 2000.

         200,000 shares of common stock were issued as part of 10,000,000 shares issued in exchange for all of the outstanding stock of Forest Industry Online, Inc. This exchange transaction occurred on January 31, 2000.

         The remaining 37,500 shares of common stock were issued as compensation to one entity for services rendered in connection with the merger of Autoeye, Inc. and Forest Industry Online, Inc. on January 31, 2000.

         The shares of common stock offered for resale and the shares of common stock to be issued upon the conversion of the remaining outstanding Series A Preferred Stock may be sold in a secondary offering by the selling shareholders by means of this prospectus.

                           MARKET FOR OUR COMMON STOCK

         As of August 28, 2000, we had 13,783,666 shares of common stock outstanding and approximately 58 stockholders of record. The number of stockholders of record does not include shares held in street name. We believe the number of beneficial owners may be greater due to shares held by brokers, banks, and others for the benefit of their customers. Since December 1999 our common stock has been quoted on the National Association of Securities Dealers OTC Bulletin Board, but a trading market only developed on March, 2000. Set forth below are the range of high and low bid quotations for the monthly periods indicated as reported by the NASD since March, 2000. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

                                                     Common Stock
           Month Ended                      High                      Low
          ----------------                 ------                   ------
           August 31, 2000                  $1.687                   $1.062
           July 31, 2000                    $1.31                    $1.25
           June 30, 2000                    $2.75                    $2.75
           May 31, 2000                     $1.25                    $1.25
           April 30, 2000                   $3.00                    $3.00
           March 31, 2000                   $8.00                    $7.81

         The provisions in our Articles of Incorporation relating to our preferred stock would allow our directors to issue preferred stock with rights to multiple votes per share and dividends rights which would have priority over any dividends paid with respect to our common stock. The issuance of preferred stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to stockholders generally, and would have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

         Trading in our common stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy or sell our common stock. The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and financially qualified investors. For transactions covered by this rule, the broker-dealers must make a special suitability determination of the purchaser and receive the purchaser's written agreement of the transaction prior to the sale. Consequently, these rules may affect the ability of broker-dealers to trade our common stock and affect the ability of existing stockholders to sell their shares in the secondary market.

         The Board of Directors recently authorized the creation of 1200 shares of Series B Convertible Preferred Stock. There are no current plans, arrangements, commitments or undertakings to issue additional preferred stock. However, the Board of Directors has the authority to issue additional shares of preferred stock at any time up to the amount authorized in the Company's Certificate of Incorporation.

                                 DIVIDEND POLICY

         Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. We have not paid any dividends on our common stock and we do not have any current plans to pay any common stock dividends. The Series A Preferred Stock is not entitled to any dividends.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

         As used in this prospectus, the terms "we," "us," "our," and "forestindustry" means forestindustry.com, Inc. and its subsidiaries, unless otherwise indicated. All dollar amounts refer to United States dollars unless otherwise noted.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             AND PLAN OF OPERATIONS

General

         The following discussion may contain forward-looking statements and projections. Because these forward-looking statements and projections are based on a number of assumptions and are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, there is no assurance that they will be realized, and actual results may vary significantly from those shown.

         The Company was formed on December 18, 1997 under the name Autoeye, Inc. Autoeye's business was to evaluate businesses for possible acquisition. On January 31, 2000, we acquired 100% of The Forest Industry Online, Inc. Following the transaction, the shareholders of The Forest Industry Online, Inc. owned a majority of Autoeye's outstanding shares of common stock. Accordingly, for financial reporting purposes the transaction was accounted for as a reverse acquisition with The Forest Industry Online, Inc. considered the accounting acquirer. (See Notes 2(a) and 3 to the May 31, 2000 consolidated financial statements). As such, The Forest Industry Online, Inc.'s historical financial statements are now reported as the Company's financial statements. On February 25, 2000, the Company changed its name from Autoeye, Inc. to forestindustry.com, Inc. Prior to the acquisition of The Forest Industry Online, Inc., the Company had not generated any revenue and had not commenced any operations other than initial corporate formation and capitalization.

Plan of Operations

         In order to expand the Company's operations it will need additional capital. The Company does not have any commitments from any source to provide additional capital. It will need to raise significant outside capital to fund its anticipated capital requirements over the next twelve months. Approximately $2.6 million has been budgeted to finance the development of the Company's technology, development of new products and services and increased sales and marketing during the current fiscal year. The Company anticipates needing approximately $300,000 to acquire additional equipment during the current fiscal year to support the Lumber and Equipment Exchange. The Company will need capital to finance anticipated acquisitions during the current fiscal year. The Company will need $330,000 by December 31, 2000 if it decides to consummate a pending corporate acquisition. Capital commitments for the current fiscal year include approximately $21,468 in lease obligations for the one office premise; consultant agreements totaling $50,000; other leases $18,000; and employment agreements totaling $47,600. As a result of this increased business activity and anticipated increase in employees, the Company expects general and administrative expenses and compensation costs to increase significantly from current levels.

         An essential element of the Company's business plan is to obtain license technology and hardware to support its proposed Lumber and Equipment Exchange or LEE. The LEE program is expected to cost between $300,000 and $400,000 to implement.

         Since inception, the Company has relied on equity financings to fund its operations. Funds required to finance its future internet services, marketing efforts and ongoing business are expected to come primarily from debt and equity financing and strategic alliances with the remainder provided from operating revenues. Operating revenues to date have been substantially less than the cost of operations. Future financings will be necessary to meet the Company's anticipated working capital needs over the current fiscal year.
Potential sources of additional capital include private placements with institutional investors and/or a public offering of its common stock.

Results of Operations
For the Fiscal Years Ended May 31, 2000 (10 months) and July 31,1999

         As indicated above, the Company commenced business operations in January of 2000. As of May 31, 1999 and up to January, 2000, the Company was not conducting any business operations. Consequently, a comparison of the fiscal years ended May 31, 2000 and 1999 would not be meaningful. Instead, the more meaningful management's discussion compares the Company's latest fiscal year ended May 31, 2000 with the prior fiscal year of The Forest Industry Online, Inc. ending July 31, 1999. However, the Company's most recent fiscal year consists of only ten months rather than a full twelve-month fiscal year.

         Revenues. Revenues increased 11% to $335,287 for the ten months ended May 31, 2000 as compared to sales of $300,362 for the year ended July 31, 1999. Increased sales were attributable to an increase in subscribers to the Company's web site services and web design services. The customer base increased to approximately 640 customers by May 31, 2000 as compared to approximately 350 at July 31, 1999. $215,504 or 64% of revenues were attributable to web site advertising while the remaining $119,783 or 36% of revenues were derived from website design services.

         Expenses. Selling, general and administrative expenses for the ten months ended May 31, 2000 increased 94% to $534,976 as compared to $275,061 for the year ended July 31, 1999. This increase is due to the hiring of additional sales and technical staff and attendance at more trade shows during this period. Consulting and professional fees were $151,616 for the period ended May 31, 2000 compared to $18,079 for the year ended July 31, 1999. Our professional fees increased by over 600% due to the acquisition in January 2000 and the change from a privately held company to a public reporting company. Professional fees also included legal and accounting fees relating to the preparation of a registration statement.

         Net and Comprehensive Loss. The company recorded a net loss of $379,131 and a comprehensive loss of $370,567 for the ten months ended May 31, 2000 compared to a net loss of $541 and a comprehensive loss of $82 for the year ended July 31, 1999. The increase in losses for the period ended May 31, 2000 is due to the significant increase in operating, administrative and professional expenses.

For the Fiscal Years Ending July 31, 1999 and 1998

         Revenues. Revenues during the year ended July 31, 1999 increased by 133% to $300,362 over the prior year period as the Company added customers to its website. Revenues for the year ended July 31, 1998 were $128,685.

         Expenses. Expenses during the year ended July 31, 1999 increased by 54% to $300,900 from the year ended July 31, 1998 of $194,352. The increase was due to the addition of customer service and technical support personnel who were required due to the Company's higher level of activity.

         Net and Comprehensive Loss. The Company recorded a net loss of $541 for the year ended July 31, 1999 compared to a net loss of $65,667 for the previous year of 1998. The lower net loss for 1999 reflected revenues increasing at a higher rate than expenses.

Liquidity and Capital Resources

         The Company is in a growth stage in which expenses are expected to increase as the Company implements its business plan. Due to the fact that the Company has not generated sufficient cash flow to fund all of its operations, the Company has relied heavily on outside sources of capital. During the year ended May 31, 2000, the Company raised $750,000 through the sale of its Series A Convertible Preferred Stock. The Company will require additional capital investments or borrowed funds to meet cash flow projections. There can be no assurance that the Company will be able to raise capital from these outside sources in sufficient amounts to fund the Company's business expansion. The failure to secure adequate outside funding would have an adverse affect on the Company's operating results.

         We expect our expenses will continue to increase during the next twelve months as a result of increased marketing expenses and the expansion of our online services.

         We plan to develop the Lumber and Equipment Exchange, or LEE, which will conduct auctions of lumber, equipment and other wood products by means of the internet. To establish the LEE, we will need to license from a third party the sophisticated computer software systems needed to operate an internet-based auction site. We will earn commissions on any sales made through the LEE. A license for the computer system needed for the LEE is expected to cost approximately $300,000 in addition to approximately $100,000 of installation services. In the alternative, we may attempt to establish a joint venture or similar arrangement with a company which has the rights to such a computer system, in which case the initial cost of the license would be less but we would be required to share any revenues earned from the LEE with our joint venture partner. As of August 28, 2000 the Company had not obtained any license for the computer programs which will be required for the LEE and the launch date of the LEE will remain uncertain until additional sources of capital are obtained.

         Investing activities during the ten months ended May 31, 2000 have consisted mainly of purchasing property and equipment, primarily computer hardware and software. Capital expenditures totaled $27,009 in 1999 and $119,377 in 2000. We expect capital expenditures will increase and growth in our personnel and infrastructure will be required to support the growing customer base.

            To date, we have not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. We expect, that in the future, cash in excess of current requirements will continue to be invested in high credit quality, interest-bearing securities until utilized in business operations.

         As of May 31, 2000, we had working capital of approximately $118,409. We anticipate obtaining the additional capital which we will require through revenues from our operations and through a combination of debt and equity financing. We will also consider joint ventures or strategic alliances to develop future programs. Current cash and cash equivalents are projected to sustain the Nanaimo operations but alternate sources will be required to fund additional expenses. We will seek to raise additional funds through public and private equity financings, borrowed funds or from other sources. There is no assurance that we will be able to obtain capital we will need or that our estimates of our capital requirements will prove to be accurate. As of the date of this report, we did not have any commitments from any source to provide additional capital.

         We have signed a letter of intent to acquire a business whereby the Company will issue 400,000 shares of its common stock and pay $330,000 in cash in exchange for all the issued and outstanding shares of the business. We have until December 31, 2000 to raise sufficient capital to acquire the business. We plan to obtain the capital through debt and/or equity financing. If we fail to raise sufficient capital or for some other reason decide not to consummate this acquisition, we will forfeit a deposit in the amount of 125,000 shares of our common stock.

                                    BUSINESS
General

         We are an internet service provider to the forest and wood products industry. Our website includes information and advertising relating to forest and logging; wood processing and logs; and lumber and wood products. We are also in the process of establishing a business to business exchange to support the purchase and sale of wood, wood products and wood related services. Our strategy is to become an internet leader in supporting an e-focused marketplace for the highly fragmented global forest industry.

Corporate History

         We were originally incorporated in Delaware on December 18, l997 under the name "Autoeye Inc." Autoeye's initial plan of business was to merge with a company in the industry of vehicle surveillance systems, but this plan was abandoned prior to any operations. Prior to Autoeye's acquisition of The Forest Industry Online Inc., it had not commenced any operations other than initial corporate formation and capitalization.

         On January 31, 2000 Autoeye acquired all of the issued and outstanding common shares of The Forest Industry Online Inc. in exchange for 10,000,000 shares of Autoeye common stock. The Forest Industry Online, Inc. has been in operation since 1995, first as a proprietorship and since January 1997 as a British Columbia corporation. The value attributed to the share exchange was CDN $335,000. The principals of The Forest Industry Online were Joe Perraton, Lara Perraton and Teaco Properties Ltd. (which is beneficially owned by Marc White and Dave McNaught). Autoeye's then president, Andrew Hromyk, represented the interests of Autoeye. Concurrent with the acquisition of The Forest Industry Online Inc., Autoeye issued 750 shares of its Series A Convertible preferred stock at a price of $1,000 per share for gross proceeds of $750,000. The subscribers of the preferred shares were Augustine Fund, LP, Ascent Financial, Inc. and Indenture Trust of James F. Cool. Autoeye also issued 37,500 shares of its common stock to Century Capital Management Ltd, as consideration for consulting services provided in connection with Autoeye's acquisition of The Forest Industry Online Inc. Century Capital Management is controlled by Andrew Hromyk.

         Following the acquisition of The Forest Industry Online Inc. Mr. Perraton, a principal of The Forest Industry Online Inc., was appointed as Autoeye's President as well as a director. Mr. Marc White was also appointed as a director. Autoeye's former President, Andrew Hromyk, resigned from that position and was appointed as Autoeye's Secretary. Mr. Hromyk resigned as an officer and director in May 2000. Mr. White resigned as a director in July 2000.

         On February 25, 2000, Autoeye changed its name to "forestindustry.com, Inc." We have also done business under the name "The Forest Industry Network."

         Our business is a continuation of that which was previously being conducted by The Forest Industry Online, Inc. which remains a wholly owned subsidiary of the Company.

Products and Services

Website Hosting/Advertising

         Our primary business is supporting our website located at "www.forestindustry.com." This site provides a directory of companies associated with the forest and wood industry. Our website is divided into three categories:
Forest and Logging, Wood Processing and Lumber and Wood Products. Within Forest and Logging we list services pertaining to logging equipment, reforestation, trucks, safety supplies, computer services, contractors and ancilliary services. The Wood Processing section contains services related to mills including equipment, safety services, computers, consultants and ancilliary services. The Lumber and Wood Product section of our website contains services related to pallets, boxes and containers, mill and woodworking machinery and consulting services. All sections are linked through an alphabetical listing of all customers who list on our website.

         Our website includes The World Wood Exchange which allows manufacturers, buyers and intermediaries to purchase and sell all types of wood products through the website. Our website also provides information on industry related trade shows, conferences and news items and allows for the exchange of information through our online discussion forums. All updates and changes made to the website are completed by our in-house technical staff.

         Our website also allows companies to advertise their products or services. We charge a monthly fee to customers based on the size of the advertisement. Our monthly fees for basic advertising services currently range from $39 to $86.

Internet Services

         The internet related services we provide are essentially all services which a business needs to promote itself and to advertise and/or sell its products and services through the internet. We charge either a monthly fee for these services or a fee based upon the number of hours involved in the project. Our services, all of which can be customized to the specific needs of the customer, include:

o    complete web site design and maintenance
o    design and maintenance of databases for new and used:
     o    equipment
     o    parts and supplies
     o    inventories of wood products
     o    real estate listings
     o    customers
o    design of forms used to pay for products and services with a credit card
o    customized   layouts  for  order  forms,   multi-state  tax   calculations,
     international taxes
o database administration programs which provide customers with the ability to:
     o    modify product prices
     o    provide product and service descriptions
     o    shipping methods based on price, quantity and weight variables
o    transaction and billing reports
o online storefronts and catalogues for products and services offered by our members
o    online classified advertisements
o    email accounts for members

         We have technical and customer support staff who are available during business hours to assist all members with the use of our services.

New Products

         We plan to develop an online business exchange for the forest and wood industry called the Lumber and Equipment Exchange, or "LEE." The LEE will host auctions of lumber, equipment and other wood products. Revenue will be generated on a commission basis. We will need to license sophisticated software and hardware to support the LEE program. We hope to attract an alliance partner to help finance and develop the LEE program. Once an alliance partner is found and financing has been secured, we anticipate it will take approximately 6 weeks to design the basic framework for the LEE. We will require ongoing design and technical assistance from an alliance partner in the following areas: e-commerce infrastructure, systems integration and installation of enabling internet software. We estimate that it will take between 12-18 months to have a fully integrated exchange developed and operational. Related services, which we plan to offer to customers of the LEE, include credit verification, delivery scheduling, inspection services and payment settlement.

         We also plan to design a standard storefront for our members. We intend to upgrade existing storefronts used by our members to increase their efficiency. Once our standard storefront is developed, we will be able to adapt it to the needs of any of our customers with minimal effort.

         We further plan on developing a data and training component to our online services. Training programs will be standardized, hosted on an application service provider model and marketed to the forest and wood industry.

Pending Acquisition

         On August 16, 2000, we signed a non-binding letter of intent to acquire C.C. Crow Publishing, Inc. for $330,000 and 400,000 shares of our common stock. Crow was established in 1921 and publishes market reports for the softwood industry. Crow currently publishes seven weekly market reports which include the Crow's Weekly Market Report of Lumber and Panel Prices. Crow also publishes monthly the Crow's Forest Industry Journal which is a trade journal directed toward major issues facing the wood and lumber industry. This acquisition is subject to several conditions including the Company's ability to pay the cash portion of this transaction by the closing date of December 31, 2000. There is no assurance that this acquisition will be consummated. The Company has placed the 400,000 shares in escrow pending the closing of this transaction. 125,000 shares of this amount are a non-refundable deposit, which will be issued to the owner of Crow's whether this acquisition closes or not.

Sales and Marketing

         We promote our website by participating in the following:

o    industry trade shows and conferences
o    advertising in industry journals
o    working with key forest associations to advertise our products and services
o publishing a yearly guidebook which includes information on our products and services
o upcoming industry conferences and events as well as a directory listing of organizations which utilize our online services.

         Due to the seasonal nature of the forest industry, our advertising and marketing expenses will normally be higher in the second and fourth quarters.

         We currently have over 1200 customers and have no reliance on any specific customer or small group of customers. Approximately 70% of our customers are U.S. companies, 20% are from Canada and approximately 5% are from Europe, Asia and Australia.

Competition

         There are currently very few internet websites devoted to the forest industry sector. Our competitors include "e-wood.com," "Talpx.com," "VerticalNet," and other startup company's such as forestweb.com. We also compete with various regional and national commodity exchanges.

         e-wood.com and Talpx Inc. provide internet websites which connect buyers and sellers of wood and related products and include news and information for the wood products industry.

         VerticalNet provides websites for companies in the forest and wood products industry but does not currently provide any news or information on its websites, which relate to the forest or wood products industry.

         Indirect   competitors   include  various  webhosting  and  web  design
companies ranging from large corporate internet service providers to small home-based businesses. These competitors comprise a small proportion of our competition and often have little or no specific knowledge of the forest industry.

Intellectual Property, Government Approvals and Regulation

         Our internet services, web site design and database programs are not protected by any patents or copyrights. Our website domain name is registered with Network Solutions, Inc. We also have registered the names "forestindustry.net;" "logsandlumber.com" and other web addresses. We are not subject to government regulation nor do we require any government approvals in either Canada or the United States to provide internet or web design services to our customers. We may be subject to regulations in the future if state or federal agencies choose to impose regulations applicable to the Internet.

Employees

         As of August 31, 2000 we had 26 full-time employees. We anticipate hiring 5 more employees over the next six months to service customers using our web site. We also utilize the services of one consultant.

                                    PROPERTY

         Our  corporate  and  operational  offices are located at 2480  Kenworth
Road, Suite 11, Nanaimo, British Columbia, Canada V9T 3Y3. We lease approximately 4,000 square feet of office space under a lease, which expires May 31, 2001.

         All of our computer and telecommunications equipment is located at our Nanaimo offices. As of August 31, 2000 we were operating at 30% to 40% capacity and do not foresee the need to upgrade until our customer base doubles.

                                   MANAGEMENT

Directors and Executive Officers

         Our directors and executive officers, and their ages and positions, and duration as such, are as follows:



Name               Position                              Age      Period
--------------     -----------------------------------  -----     ------------------
Joe Perraton       President, Secretary and Director     35       January 31, 2000 -
                                                                  Present

Todd Hilditch      Vice President, Corporate Relations   32       February 24, 2000 -
                                                                  August 31, 2000

Business Experience

Officers and Directors

         The following is a description of our executive officers and directors and their business background for at least the past five years.

         Joe Perraton has served as president, secretary and a director of the Company since January 31, 2000 and as Secretary since May 11, 2000. Prior to the acquisition by Autoeye, Mr. Perraton served as president, co-founder and operations manager since the inception of the business "forest industry online" as a proprietorship in 1995. He became president of The Forest Industry Online, Inc. upon its incorporation in January, 1997. As co-founder Mr. Perraton had a unique vision of how the forest industry could use the internet to improve the industry as a whole. With over 10 years experience directly in the forest industry and over five years working with internet and client/sever technologies. Mr. Perraton has insight on how technologies relate to the forest industry. Prior to establishing The Forest Industry Online Inc. Mr. Perraton was engaged in the forest industry as an independent logging contractor.

         Each director holds office until his successor is duly elected by the stockholders. Executive officers serve at the pleasure of the board of directors.

Key Employees

         Michael Tyner has served as Operations Manager for the Company since April, 2000. For the past year, he was employed by a lumber transportation company as its operations manager. Mr. Tyner is a specialist in growth management and niche marketing, with over 27 years of general management experience with a variety of companies. For the 6 years prior to his most recent position, Mr. Tyner was involved primarily in the waste industry holding senior management positions with companies such as Laidlaw Waste Systems in Canada. He has also been a member of Canada's Coast Waste Management Association and was involved in recent changes to the Provincial Waste Management Act. Prior to the 1990's, he was involved in the conception and inception of the Granville Island Brewing Company which was Canada's first microbrewery. He holds a Bachelors Degree in Sales and Marketing Management.

Family Relationships

         Lara Perraton is the sister of Joe Perraton.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation of our Chief Executive Officer during the last two complete fiscal years. No other officers or directors received annual compensation in excess of $100,000 during the last two complete fiscal years.


                                                    SUMMARY COMPENSATION TABLE
                                        Annual Compensation                                   Long Term Compensation
                            ---------------------------------------------  ---------------------------------------------------------
                                                                                    Awards                Payout
                                                                           --------------------------    ---------
                                                                           Restricted    Securities      LTIP         All Other
                                                        Other Annual          Stock      Underlying      Payout    Compensation ($)
                    Year     Salary     Bonus ($)     Compensation ($)      Award(s)    Options (#)        ($)
                  --------- ---------- ------------ ---------------------  ------------ -------------    --------- -----------------
Joe Perraton      2000(1)     $15,022      -0-              -0-                -0-          -0-            -0-           -0-
President

Andrew Hromyk     2000(2)     $   -0-      -0-              -0-                -0-          -0-            -0-           -0-
Prior President
                  1999        $   -0-      -0-              -0-                -0-          -0-            -0-           -0-

                  1998        $   -0-      -0-              -0-                -0-          -0-            -0-           -0-
-----------------


(1)  For the period January 31, 2000 to May 31, 2000.

(2)  For the period June 1, 1999 to January 31, 2000.

         In January 2000, Joe Perraton replaced Andrew Hromyk as President of the Company. Mr. Hromyk continued to serve as the Secretary and a director of the Company until May 11, 2000 at which time he resigned from both positions.

Employment/Consulting Agreements

         On January 31,2000 we acquired The Forest Industry Online Inc. In connection with this acquisition we entered into an employment agreement with Joe Perraton, the President of The Forest Industry Online. The employment agreement provides for a term of three years and an annual salary of CDN $70,000 (approximately $50,000 at current exchange rates).

         In February 2000 our wholly owned subsidiary The Forest Industry Online Inc. entered into an employment agreement with John Carmichael pursuant to which Mr. Carmichael agreed to serve as the Company's Chief Information Officer. The employment agreement provides for a term of one year and an annual salary of CDN $75,000 (approximately $50,000 at current exchange rates). In addition, Mr. Carmichael was issued 150,000 shares of our common stock as consideration for entering into this employment agreement. Mr. Carmichael resigned as of July 21, 2000 and voluntarily returned the shares issued in conjunction with the employment agreement.

         In February 2000 our wholly owned subsidiary The Forest Industry Online Inc. entered into a consulting agreement with Todd Hilditch pursuant to which Mr. Hilditch agreed to serve as the Company's corporate relations officer. The consulting agreement provides for a term of one year with monthly payments of CDN $3,500 (approximately $2,400 at current exchange rates). In addition, Mr. Hilditch was issued 200,000 shares of our common stock as consideration for entering into this consulting agreement. Mr. Hilditch was also appointed as our Vice-President of Corporate Relations by the Board of Directors as of the 24th of February 2000. Mr. Hilditch subsequently resigned from the Company on August 31, 2000.

         On March 1, 2000, the Company entered into a consulting agreement with Summit Media Partners. The agreement had a term of 92 days and a cost of $15,000. On June 7, 2000 the Company entered into a second consulting agreement with Summit Media Partners. The agreement had a term of 92 days and expires on September 7, 2000. The Company issued 200,000 shares of its common stock in payment for these services valued at 160,000. Summit Media is providing advertising and marketing services through featured advertorial mailings.

         On May 26, 2000 the Company entered into a consulting agreement with e-Bridge Consulting Inc. The agreement had a term of 6 months. e-Bridge was engaged to write a business and strategic plan for the Company. They were also to assist management with negotiating agreements with alliance partners, assist with the marketing plan, prepare a three-year cash flow model, assist with effecting a channel strategy and general consultation on operational issues. e-Bridge received a monthly fee of CDN $5,000 and was issued options to purchase up to 40,000 shares of the Company's common stock at an exercise price of $2.00 and a term of 5 years. The consulting agreement was terminated by mutual consent effective July 31, 2000.

Employee Pension, Profit Sharing or other Retirement Plans

         We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director's Compensation

         At present we do not pay our directors for attending meetings of the board of directors, although we expect to adopt a director compensation policy in the future. We have no standard arrangement pursuant to which our directors are compensated for any services provided as a director or for committee participation or special assignments.

         Except as disclosed elsewhere in this prospectus no director received any form of compensation from the Company during the year ended May 31, 2000.

Stock Option Plan

         In February, 2000 our board of directors adopted a stock option plan which authorizes the issuance of options to purchase up to 250,000 shares of our common stock. The option plan will remain in effect until February 2010, unless earlier terminated by action of the board of directors. Pursuant to the option plan, our employees and officers are eligible to be granted options. Our directors may not be granted options unless they also serve as officers. The option exercise price is determined by the board of directors. On May 26, 2000, our board of directors amended the 2000 stock option plan to authorize the issuance of options to purchase up to 500,000 shares of our common stock and expanded the definition of an eligible person for the purpose of authorizing stock options.

         Options granted pursuant to the Option Plan terminate on the date established by the Board of Directors when the option was granted and in any event cannot exceed ten years from the date of grant.

         Options granted pursuant to the Option plan may be either Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code or Nonqualified Stock Options.

         The exercise price of options granted pursuant to the Option Plan cannot be less than the fair market value of the shares of our common stock on the date of the grant and, in the case of Incentive Stock Options granted to any of our employees who own more than 10% of the voting power of all classes of our shares, the exercise price cannot be less than 110% of the fair market value of the shares of our common stock on the date of the grant.

         The Option Plan is administered by our board of directors. Our board of directors has the authority to interpret the provisions of the Option Plan and supervise the administration of the Option Plan. In addition, our board of directors is empowered to select those persons to whom options are to be granted, to determine the number of shares subject to each grant of an option and to determine when, and upon what conditions options granted under the Option Plan will vest or otherwise be subject to forfeiture and cancellation.

         In the discretion of our board of directors, any option granted pursuant to the Option Plan may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. Our board of directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any options granted pursuant to the Option Plan will be forfeited if the "vesting" schedule established by the board of directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of forestindustry.com or our subsidiary The Forest Industry Online Inc. At the time an employee ceases working for us any options not fully vested will be forfeited and cancelled. Payment for the shares of our common stock underlying the options granted to our officers may be paid through the delivery of shares of our common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of our common stock may also be permitted at the discretion of the board of directors. Options are generally non-transferable except upon death of the option holder.

         Our Board of Directors may at any time, and from time to time, amend, terminate, or suspend the Option Plan in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted.

         The Option Plan is not qualified under Section 401(a) of the Internal Revenue Code, nor is it subject to any provisions of the Employee Retirement Income Security Act of 1974.

         No directors or officers were granted any options during the past fiscal year.

Limitation of Liability and Indemnification Matters

         The General Corporation Law of the State of Delaware permits indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. Article XIII of forestindustry's Certificate of Incorporation states that the Company may provide indemnification of its agents, including its officers and directors to the maximum extent permitted by the Delaware Corporation Law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of forestindustry pursuant to the foregoing provisions, or otherwise, forestindustry has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by forestindustry of expenses incurred or paid by a director, officer or controlling person of forestindustry in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, forestindustry will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

         We have issued shares of our common stock to the following persons during the past two years, who are or were affiliated with us:


                                        Date of
Name                                    Issuance      Number of Shares    Share Value(3)        Consideration
-------------------------------------  ----------    ------------------  ---------------        ------------------------

Teaco Properties Ltd. (1)                01/00              6,900,000         $158,700          69 shares of The Forest
                                                                                                Industry Online, Inc.

Joe Perraton                             01/00              2,400,000         $ 55,200          24 shares of The Forest
                                                                                                Industry Online, Inc.

Lara Perraton                            01/00                700,000         $ 16,100          7 shares of The Forest
                                                                                                Industry Online, Inc.

Century Capital Management Ltd. (2)      01/00                 37,500         $    862.50       Consulting services

Todd Hilditch                            02/00                200,000         $ 4,600           Services Rendered

----------------------

(1) The beneficial owners of Teaco Properties are Marc Ralph White (a former director) and David McNaught a former director of the Company's subsidiary.
(2) The beneficial owner of Century Capital Management Ltd. is Andrew Hromyk, a former officer and director.
(3)  Price per share deemed value was $0.023.

         In May 2000 Bona Vista West Ltd., a former principal shareholder, returned 2,597,240 shares of common stock to us for cancellation by way of a stock retirement agreement dated May 11, 2000. Bona Vista West Ltd. agreed with us that in order to attract future financings it would be in our best interest to reduce our issued and outstanding share capital through the surrender and retirement of certain control stock originally issued to Bona Vista West Ltd. upon formation of the Company.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of August 31, 2000, information with respect to those persons owning beneficially 5% or more of our outstanding common stock and the number and percentage of outstanding shares owned by each of our directors and officers and by our officers and directors as a group.
Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

                                         Shares of                   Percent of
Name and Address                       Common Stock                   Class (2)
-------------------------------       --------------                ------------

Teaco Properties Ltd. (1)               6,900,000                        50.1%
5299 Budd Crescent
Nanaimo, British Columbia
V9T 5N9

Joe Perraton                            2,400,000                        17.4%
7491 Elizabeth Way
Lantzville, British Columbia
V0R 2H0

All Officers and Directors              2,400,000                        17.4%
as a Group (1 person)
---------------------

(1) Teaco Properties Ltd. is beneficially owned by Marc Ralph White and David McNaught, former directors.

(2) Computed without giving effect to any common stock which may be issued upon the conversion of the remaining 200 shares of Series A Preferred Stock outstanding or the 200 shares of Series B Convertible Preferred Stock outstanding.

                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     (c)  an exchange distribution in accordance with the rules of the exchange;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     (e)  privately negotiated transactions;

     (f) market sales (both long and short to the extent permitted under the federal securities laws); and

     (g)  a combination of any aforementioned methods of sale.

         In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

         Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of said shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if said broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with the distribution of our common stock by such broker-dealers. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

         All expenses of the registration statement including but not limited to, legal, accounting, printing and mailing fees are and will be paid by us.

                              SELLING STOCKHOLDERS

         Set forth below is a list of all stockholders who may sell shares pursuant to this prospectus. The "No. of Shares" column represents the number of shares owned by the selling shareholder and the "No. of Shares underlying Series A Preferred Stock" column represents the number of shares that may be acquired by such selling shareholder within sixty days upon conversion of the Series A Preferred Stock. The "total" column represents the number of shares beneficially owned by the selling stockholders and is the sum of the number of shares and number of shares underlying Series A Preferred Stock columns. The "Common Shares Beneficially Owned Following the Offering" assumes all shares registered are sold by the selling shareholder.


                                                                                                Number of
                                                                                                 Common          Common Shares
                                                                                                 Shares       Beneficially Owned
                                                       Common Stock Beneficially                Offered           Following

Name of Shareholder                                   Owned Prior to the Offering                Hereby          the Offering
---------------------------------                     ---------------------------              ----------   ----------------------

                                                      No. of Shares
                                        No. of      Underlying Series                                          No. of
                                        Shares      A Preferred Stock    Total          %                      Shares           %
                                       ----------   -----------------  ---------    -------                  -------------  -------

Indenture of Trust for James F.
Cool (1)                                  155,039           -0-          155,039      1.1%      155,039              0          0%
Augustine Fund L.P. (2)                    62,106       169,362 (4)      231,468      1.6%      231,468 (4)          0          0%
Ascent Financial Inc. (3)                 249,221           -0-          249,221      1.8%      249,221              0          0%
Teaco Properties Ltd.                   6,900,000           -0-        6,900,000     50.0%      138,000      6,762,000         49%
Joe Perraton                            2,400,000           -0-        2,400,000     17.4%       48,000      2,352,000       17.1%
Lara Perraton                             700,000           -0-          700,000        5%       14,000        686,000          5%
Century Capital Management                 37,500           -0-           37,500     .003%       37,500            -0-          0%
-------------------------

(1)  This trust is managed by Anthony Advisors for the benefit of James F. Cool.

(2) The General Partner is Augustine Capital Management, LLC. The Managing members are Thomas Duszynski and John Porter.

(3)  The managing director of Ascent Financial Inc. is Paul Winder.

(4) The actual number of shares issuable upon the conversion of the preferred stock will vary depending upon the price of our common stock on the date of conversion. As of August 31, 2000, the bid price of our common stock was $1.687 per share. Accordingly, in computing the number of shares of common stock shown in the table we used a conversion price of $1.687 which results in each preferred share converting into 847 shares of common stock. Additional shares may be issued upon the conversion of Series A preferred shares if the market price of our common stock falls below $1.687 per share.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 30,000,000 shares of common stock, $.0001 par value, and 5,000,000 shares of preferred stock, $.0001 par value. As of August 31, 2000, there were 13,783,666 shares of common stock outstanding and 200 shares of Series A and 200 shares of Series B preferred stock outstanding.

Common Stock

         Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to our stockholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

         Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

         Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and nonassessable and all of the shares of common stock issued upon the conversion of the Series A preferred stock will be, upon issuance, fully paid and non-assessable.

         On June 16, 1999 we consolidated our outstanding share capital by way of a reverse stock split on the basis of two old shares for each one new share. No fractional shares were issued. This transaction was undertaken for the purpose of reducing our outstanding share capital to facilitate the acquisition of a business opportunity.

         On August 20, 1999 we consolidated our outstanding share capital by way of reverse stock split on the basis of twenty-one old shares for each one new share. No fractional shares were issued. This transaction was undertaken for the purpose of eliminating shareholders owning less than twenty-one shares of our common stock as the costs to transfer such small blocks of shares far outweighed their value. This transaction reduced our issued and outstanding shares to 123,176 shares of common stock.

         On August 21, 1999 we increased our outstanding share capital by way of a forward stock split on the basis of forty new shares for each one old share. This transaction increased our issued and outstanding shares to 4,927,040 shares of common stock.

Preferred Stock

         Our Articles of Incorporation provide that our board of directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As our board of directors has authority to establish the terms of, and to issue, the preferred stock without Stockholder approval, the preferred stock could be issued to defend against any attempted takeover of us.

         In January, 2000, our board of directors established our Series A preferred stock and authorized the issuance of up to 750 shares of Series A preferred stock as part of this series. Upon any liquidation or dissolution of our Company, each outstanding Series A preferred share is entitled to a distribution of $1,000 prior to any distribution to the holders of our common stock. The Series A preferred shares are not entitled to any dividends or voting rights. In January 2000, we sold 750 Series A preferred shares to a group of private investors for $1,000 per share. Each Series A preferred share may be converted, at the option of the holder, into shares of our common stock equal in number to the amount determined by dividing $1,000 by 75% of the average closing bid price of our common stock for the ten trading days preceding the conversion date, subject to a maximum of 5,000 shares of common stock being issued for each Series A preferred share and a minimum of 250 shares of common stock being issued for each Series A preferred share. In addition, all outstanding Series A preferred shares will automatically convert into shares of common stock on January 31, 2001 at the conversion rate described above. The Shares of Series A Preferred Stock are not quoted or traded on any exchange or quotation system.

         In May 2000 Ascent Financial Inc. converted 375 Series A preferred shares into 249,221 shares of common stock. In June 2000, Indenture Trust of James F. Cool converted 125 Series A preferred shares into 155,039 shares of common stock and Augustine Fund, LP converted 50 series A preferred shares into 62,106 shares of common stock. Augustine Fund, LP continues to hold 200 series A convertible preferred shares. The shares of common stock issuable upon the conversion of the remaining Series A preferred shares are being offered for sale to the public by means of this prospectus. See "Selling Stockholders".

         In August, 2000, our board of directors established our Series B preferred stock and authorized the issuance of up to 1,200 shares of Series B preferred stock as part of this series. Upon any liquidation or dissolution of our Company, each outstanding Series B preferred share is entitled to a distribution of $1,000 prior to any distribution to the holders of our common stock. The Series B preferred shares are not entitled to any dividends or voting rights. In August 2000, we sold 200 Series B preferred shares to two accredited institutional investors for $1,000 per share. Each Series B preferred share may be converted, at the option of the holder, into shares of our common stock equal in number to the amount determined by dividing $1,000 by 70% of the average closing price of our common stock for the five trading days preceding the conversion date, subject to a maximum of 5,000 shares of common stock being issued for each Series B preferred share and a minimum of 250 shares of common stock being issued for each Series B preferred share.

Options

      As of August 31, 2000 the Company had issued options to purchase 115,000 shares of Common Stock to twenty-six individuals. Of the total, 86,000 are exercisable at $2.00 per share and 29,000 are exercisable at $4.00 per share. All options are exercisable for up to 5 years unless the optionholder's association with the Company is terminated, in which case, the options must be exercised at the time of such termination and are cancelled thereafter.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Interwest Transfer Company, Salt Lake City, Utah.

                                LEGAL PROCEEDINGS

         We are not a party to any pending or threatened legal proceeding.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by the selling stockholders will be passed upon by the law firm of Bartel Eng Linn & Schroder, Sacramento, California.

                                     EXPERTS

         The financial statements of Autoeye, Inc. at May 31, 1999 and 1998, and for the year ended May 31, 1999 and for each of the periods from December 18, 1997 (date of incorporation) to May 31, 1999 and 1998 (all of which were prepared prior to the reverse acquisition), appearing in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         Our consolidated balance sheet as of May 31, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended May 31, 2000 and the audited balance sheets of The Forest Industry Online Inc. as of July 31, 1998 and 1999, and the combined statements of operations and retained earnings (deficit) and cash flows for two years then ended have been included herein in reliance on the report of Watson Dauphinee & Masuch, Chartered Accountants, given on the authority of that firm as experts in accounting and auditing.

Change in our certifying accountant

         Effective February 24, 2000 we retained Watson Dauphinee & Masuch ("Watson") to act as our independent certified public accountant. In this regard Watson replaced Ernst & Young LLP ("E&Y") which audited the financial statements of Autoeye for the fiscal years ended May 31, 1999 and 1998. The reports of E&Y for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and subsequent interim periods, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to such disagreements in its reports.

         The change in the Company's auditors was recommended and approved by the Board of Directors of the Company as a result of the change in business and management of the Company after January 31, 2000. The Company does not have an audit committee.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the Securities and Exchange Commission. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may review a copy of the registration statement at the Securities and Exchange Commissions's public reference room, and at Securities and Exchange Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's website at http://www.sec.gov.



                              FINANCIAL STATEMENTS

     Our financial statements are filed as follows:

Report of Independent Accountants...............................................................................F-1
Year-end Consolidated Balance Sheets............................................................................F-2
Year-end Consolidated Statements of Operations..................................................................F-3
Year-end Consolidated Statements of Stockholders' Equity........................................................F-4
Year-end Consolidated Statements of Cash Flows..................................................................F-5
Notes to Consolidated Financial Statements............................................................F-6 thru F-18


     The financial statements pertaining to The Forest Industry Online, Inc. are as follows:

Report of Independent Accountants..............................................................................F-19
Year-end Balance Sheets........................................................................................F-20
Year-end Combined Statements of Operations and Retained Earnings...............................................F-21
Statements of Shareholders' Deficit............................................................................F-22
Year-end Statements of Cash Flows..............................................................................F-23
Notes to Financial Statements........................................................................F-24 thru F-29

     The following pro forma financial statements pertaining to the acquisition of The Forest Industry Online are as follows:

Pro Forma Statements of Operations...................................................................F-30 thru F-31
Notes to Pro Forma Financial Statements..............................................................F-32 thru F-33


To the Stockholders and Board of Directors of:
forestindustry.com, Inc.
(formerly Autoeye Inc.)


We have audited the Consolidated Balance Sheets of forestindustry.com, Inc. and subsidiary as of May 31, 2000 and July 31, 1999 and the related Consolidated Statements of Operations and Comprehensive Income, Stockholders' Equity and Cash Flows for the ten month period ended May 31, 2000 and year ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of forestindustry.com, Inc. and subsidiary as of May 31, 2000 and July 31, 1999 and the results of their operations and their cash flows for the ten month period ended May 31, 2000 and the year ended July 31, 1999, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chartered Accountants

/S/ Watson Dauphinee & Masuch

Vancouver, B.C., Canada
August 11, 2000

Consolidated Balance Sheets
-----------------------------

                                                                      (Audited)      (Unaudited)          (Audited)
                                                                    May 31, 2000     May 31, 1999      July 31, 1999
                                                                          US $             US $               US $
                                                                  --------------    --------------     --------------
ASSETS

CURRENT

Cash and Equivalents                                                   196,963           13,135              2,819
Accounts Receivable (Net of Allowance for Doubtful Accounts -
   May 31, 2000 - $20,697; July 31, 1999 - $8,630)                      84,151           54,133             64,657
Work in Process                                                          9,137                -                  -
Prepaid Expenses                                                         1,548              228              1,795
Due from Affiliated Company                                                  -              326                166
                                                                  --------------    --------------     --------------
                                                                       291,799           67,822             69,437

Property and Equipment (Note 4)                                        123,792           28,195             32,481
                                                                  --------------    --------------     --------------
                                                                       415,591           96,017            101,918
                                                                  ==============    ==============     ==============

LIABILITIES and STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Operating Line of Credit (Note 5)                                            -            9,770             13,278
Accounts Payable and Accrued Liabilities                               129,513           17,651             39,265
Unearned Revenues                                                       43,877           22,797             52,281
Due to Stockholders (Note 6)                                                 -           73,496             68,013
Demand Bank Loan (Note 7)                                                    -           57,756             55,695
                                                                  --------------    --------------     --------------
                                                                       173,390          181,470            228,532
                                                                  --------------    --------------     --------------
Commitments (Note 10)
Subsequent Events (Note 11)

STOCKHOLDERS' EQUITY

Share Capital (Note 8)
Common Stock, $0.0001 par value
    30,000,000 Authorized; Issued and Outstanding:
    May 31, 2000 - 12,966,521; July 31, 1999 - 10,000,000                1,296            1,000              1,000
Preferred Stock, $0.0001 par value
    5,000,000 Authorized; Issued and Outstanding:
   May 31, 2000 - 375; July 31, 1999 - Nil                                   1                -                  -
Additional Paid in Capital                                             755,339             (999)              (999)
Deferred Stock Compensation                                            (17,253)               -                  -
Cumulative Translation Adjustment                                       10,014              991              1,450
Deficit                                                               (507,196)         (86,445)          (128,065)
                                                                  --------------    --------------     --------------
                                                                       242,201          (85,453)          (126,614)
                                                                  --------------    --------------     --------------
                                                                       415,591           96,017            101,918
                                                                  ==============    ==============     ==============

See notes to consolidated financial statements

Consolidated Statements of Operations and Comprehensive Income
-------------------------------------------------------------------------------


                                                               (Audited)            (Unaudited)          (Audited)
                                                                       Ten Months Ended                 Year Ended
                                                                May 31, 2000          May 31,1999      July 31, 1999
                                                                    US $                 US $               US $
                                                              ---------------       --------------    --------------

REVENUES                                                          335,287              270,176              300,362


EXPENSES

Consulting Fees                                                    45,649                  487                  487
Depreciation                                                       27,826                2,316                7,763
General and Administrative                                        534,976              213,846              275,061
Professional Fees                                                 105,967               11,456               17,592
                                                              ---------------       --------------    --------------
                                                                  714,418              228,105              300,903
                                                              ---------------       --------------    --------------


NET INCOME (LOSS)
FOR THE PERIOD                                                   (379,131)              42,071                 (541)

Foreign Currency Translation Adjustment                             8,564                    -                  459
                                                              ---------------       --------------    --------------
COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD                       (370,567)              42,071                  (82)
                                                              ===============       ==============    ==============
Weighted Average Number of Shares Outstanding,
Basic and Diluted                                              10,521,802           10,000,000           10,000,000
                                                              ===============       ==============    ==============
Earnings (Loss) per Common Share,
Basic and Diluted                                                 (0.035)                0.004               (0.001)
                                                              ===============       ==============    ==============



See notes to consolidated financial statements

Consolidated Statements of Stockholders' Equity For the Periods from July 31, 1998 to May 31, 2000
--------------------------------------------------------------------------------



                                       Common Stock       Preferred Stock                                         Deficit     Total
                                   ------------------  --------------------  Additional   Deferred    Cumulative
                                    Number of            Number of            Paid in      Stock     Translation
                                      Shares    Amount    Shares     Amount   Capital   Compensation  Adjustment
                                                  US $                 US $      US $        US $         US $     US $        US $
                                   ------------ ------ -----------   ------  ---------- ------------ ----------- --------- ---------

Balance, July 31, 1998              10,000,000   1,000       --         --      (999)        --           991    (127,524) (126,532)

Translation Adjustment
 for the Period                             --      --       --         --        --         --           459          --       459

Net Loss for the Year                       --      --       --         --        --         --            --        (541)     (541)

Common stock issued to
 purchase all issued and
 outstanding shares of The
 Forest Industry Online Inc.,
 January 31, 2000 (note 3)           4,927,040     493       --         --      (493)        --            --          --        --


Adjustment to comply with
 recapitalization accounting
 (note 3)                                   --      --       --         --   (19,530)        --            --          --   (19,530)

750 Series `A' convertible
 preferred stocks issued for
 cash, January 31, 2000
 at $1,000 per share (note 3)               --      --      750          1   749,999         --            --          --   750,000


Common stock issued for
 service, January 31, 2000,
 valued at approximately
 $0.023 per share (note 3)              37,500       4       --         --       859         --            --          --       863

Common stock issued for
 services in February, 2000,
 valued at approximately  $0.023
 per share (note 5(c))                 350,000      35       --         --     8,015         --            --          --     8,050


Common stock issued on conversion
 of series `A' convertible
 preferred stock                       249,221      24     (375)        --       (25)        --            --          --        (1)

Retirement of common stock
 returned to the Company at no
 cost by the founding stockholder   (2,597,240)   (260)      --         --       260         --            --          --        --

Deferred Compensation                       --      --       --         --    17,253    (17,253)           --          --        --

Translation Adjustment for the
 Period                                     --      --       --         --        --         --         8,564          --     8,564

Net Loss for the Period                     --      --       --         --        --         --            --    (379,131) (379,131)
                                   ------------ ------ -----------   ------  ---------- ------------ ----------- --------- ---------
Balance, May 31, 2000               12,966,521   1,296      375          1   755,339    (17,253)       10,014    (507,196)  242,201
                                   ============ ====== ===========   ======  ========== ============ ==========  ========= =========




See notes to consolidated financial statements

Consolidated Statements of Cash Flows
------------------------------------------------------------------------------


                                                                                (Audited)        (Unaudited)        (Audited)
                                                                                       Ten Months Ended            Year Ended
                                                                                May 31, 2000     May 31,1999      July 31, 1999
                                                                                    US $             US $               US $
                                                                                ------------    ------------      --------------
CASH WAS PROVIDED FROM, UTILIZED (FOR):

OPERATING ACTIVITIES
Net Income (Loss) for the Period                                                 (379,131)          42,071             (541)
Non-Cash Items:
Depreciation                                                                       27,826            2,316            7,763
Common Stock Issued in Exchange for Services                                        8,050                -                -
Change in Non-Cash Working Capital Accounts:
   Accounts Receivable                                                            (19,494)         (30,635)         (41,159)
   Work in Process                                                                 (9,137)               -                -
   Note Receivable                                                                      -           14,406           14,406
   Prepaid Expenses                                                                   247              186           (1,381)
   Accounts Payable and Accrued Liabilities                                        80,384          (16,547)           5,067
   Unearned Revenues                                                               (8,404)            (365)          29,119
                                                                                ------------    ------------      --------------
Net Cash Provided by (Used in) Operating Activities                              (299,659)          11,432           13,274
                                                                                ------------    ------------      --------------
FINANCING ACTIVITIES
Long-term Debt and Operating Line of Credit Advances (Repayments)                 (68,973)          67,526           68,973
Advances from (to) Affiliated Company                                                 166             (326)            (166)
Advances (to) Stockholders                                                        (68,013)         (49,559)         (55,042)
Net Proceeds from Issuance of Preferred Stocks                                    750,000                -                -
                                                                                ------------    ------------      --------------
Net Cash Provided by Financing Activities                                         613,180           17,641           13,765
                                                                                ------------    ------------      --------------
INVESTING ACTIVITY

Acquisition of Capital Assets (Net)                                              (119,377)         (18,727)         (27,009)
                                                                                ------------    ------------      --------------
NET INCREASE
IN CASH AND EQUIVALENTS                                                           194,144           10,346               30

Cash and Equivalents, Beginning of the Period                                       2,819            2,789            2,789

CASH AND EQUIVALENTS, END OF THE PERIOD                                           196,963           13,135            2,819
                                                                                ============    ============      ==============
Supplemental Disclosure
Interest Paid                                                                      10,035           12,309           14,534
                                                                                ============    ============      ==============



See notes to consolidated financial statements

Notes to the Consolidated Financial Statements
Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
(Expressed in U.S. Dollars)
-------------------------------------------------------------------------------

NOTE 1 - NATURE AND CONTINUANCE OF OPERATIONS

forestindustry.com, Inc. (the "Company") was incorporated in Delaware on December 18, 1997 under the name of Autoeye Inc. On February 25, 2000, the Company changed its name to forestindustry.com, Inc. Prior to its acquisition of The Forest Industry Online Inc. ("Forest") (note 2(a)), the Company was inactive.

The Company's current business activities include designing web sites and operating and maintaining a computer internet web site for companies associated with the forest and wood product industries.

These consolidated financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

To May 31, 2000, the Company has not been profitable and has experienced negative cash flows from operations. Operations have been financed through the issuance of preferred stocks and other external financing. The Company's future operations are dependent upon continued external funding, its ability to increase revenues and reduce expenses, and the success of its proposed development of an online business exchange auction website for the forest and wood industries. There are no assurances that the above conditions will occur.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

a)   Reverse Takeover and Basis of Presentation

On January 31, 2000, the Company acquired all of the issued and outstanding shares of Forest by issuing to Forest's stockholders 10,000,000 shares of common stock and control of the Company. The acquisition was a reverse takeover with Forest being the deemed accounting acquiror for financial statement purposes. The acquisition has been accounted for as a capital transaction effectively representing an issue of stocks by Forest for the net assets of forestindustry.com, Inc.

The Company's historical financial statements reflect the financial position, results of operations and cash flows of Forest from the date of its incorporation on January 09, 1997 under the laws of the Province of British Columbia. The historical stockholders' equity gives effect to the shares issued to the stockholders of Forest. The results of operations of forestindustry.com, Inc. are included only from the date of acquisition, January 31, 2000.

b)   Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, The Forest Industry Online Inc. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

c)   Work in Process

Work  in  process  is  recorded  at  the  lower  of  cost  determined   using  a
percentage-of-completion method based on the contract price and net realizable value.

Notes to the Consolidated Financial Statements
Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
(Expressed in U.S. Dollars)
-------------------------------------------------------------------------------

Note 2 - Significant Accounting Policies (continued)


d)   Property and Equipment and Depreciation

Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives ranging from five to ten years, or their lease term.


e)   Cash and Equivalents

The Company considers all short-term investments with a maturity date at purchase of three months or less to be cash equivalents.


f)   Revenue Recognition and Unearned Revenues

Revenues on advertising fees and hosting revenues are recorded on the billed basis. Customers are invoiced on a quarterly basis in advance for advertising and hosting spaces. Unearned revenues relate to the period of the billing that has not yet transpired and therefore not earned.

Revenues   on  fixed   contract   website   designs   are   recognized   on  the
percentage-of-completion method of accounting.

g)   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


h)   Net Earnings (Loss) Per Share

Basic earnings (loss) per share is computed using the weighted average number of common stock outstanding during the periods. Diluted loss per share is computed using the weighted average number of common and potentially dilutive common stock outstanding during the period. As the Company has losses in the periods presented, basic and diluted loss per share are the same.

i)   Stock-Based Compensation

The Company accounts for its stock-based compensation arrangement in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense under fixed plans would be recorded on the date of grant only if the fair value of the underlying stock at the date of grant exceeded the exercise price. The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined. This information is presented in note 8(c).

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation", required entities that continue to apply the provision of APB Opinion No. 25 for transactions with employees to provide for forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions.

Notes to the Consolidated Financial Statements
Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
(Expressed in U.S. Dollars)
-------------------------------------------------------------------------------


Note 2 - Significant Accounting Policies (continued)

j)   Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, current taxes are recognized for the estimated income taxes payable for the current period.

Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases as well as the benefit of losses and tax credits available to be carried forward to future years for tax purposes.

Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the substantive enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

k)   Foreign Currency Translation

The functional currency of the Company is the United States dollar and for its Canadian subsidiary the Canadian dollar. Transactions in foreign currencies are translated to United States dollars at the rates in effect on the transaction date. Exchange gains or losses arising on translation or settlement of foreign currency denominated monetary items are included in the consolidated statement of operations.

l)   Impairment of Long-Lived Assets

The recoverability of the excess of cost over fair value of net assets acquired is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If the Company believes an impairment exists, the carrying amount of these assets is reduced to fair value as defined SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of."

m)   Comparative Figures

Certain  figures  presented for comparative  purposes have been  reclassified to
conform  with   current   period   financial   statement   presentation.   These
reclassifications had no effect on net loss or stockholders' equity.

Notes to the Consolidated Financial Statements
Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


Note 3 - Acquisition

On January 31, 2000, the Company acquired all of the issued and outstanding shares of Forest. The acquisition was a reverse takeover with Forest being the deemed accounting acquiror for financial statement purposes.

Under the terms of agreement, the Company issued 10,000,000 common shares for all of the 100 common issued and outstanding shares of Forest. As at January 31, 2000, there were 4,927,040 common shares of the Company (after reflecting a 21:1 stock consolidation which occurred on August 20, 1999 and a subsequent stock split of 1:40 which occurred on August 21, 1999. These stock adjustments have been retroactively adjusted and presented as of May 31, 1999 in the Consolidated Statements of Stockholders' Equity). The acquisition was accounted for as a recapitalization of Forest. The transaction has been accounted for as a capital transaction effectively representing an issue of shares by Forest for the net assets of the Company. On January 31, 2000 the net assets of the Company consisted of:

         Cash and Equivalents                                    $ 750,000
         Accounts Payable                                          (19,703)
                                                                 ----------
                                                                 $ 730,297
                                                                 ==========


Total costs related to this recapitalization transaction were estimated at $15,863. They include cash expense in the estimated amount of $15,000 and non-cash expense in the amount of $863. The non-cash expense relates to the issuance of 37,500 shares of common stock of the Company. The fair value of these services was estimated based upon the estimated fair value of the shares at $0.023 per share. Total transaction costs have been recorded as a charge to the stockholders' equity of the Company.

Cash and cash equivalents held by the Company in the amount of $750,000 were obtained through subscriptions for a private placement of 750 shares of Series "A" convertible preferred stock at a price of $1,000 per share. The closing of this private placement and the release of funds held in escrow were contingent on this acquisition being completed. The shares of Series "A" preferred stock are convertible, at the option of the holder, and at any time after March 16, 2000, into common stock at 75% of the last ten day average closing bid price of the Company subject to a maximum conversion rate of 5,000 shares of common stock for one share of preferred stock and a minimum conversion rate of 250 shares of common stock for one share of preferred stock. In addition, if a registration statement in respect of the common stock underlying the preferred stock is effective, all Series "A" preferred stock will be deemed to convert into common stock on or before January 31, 2001, the first anniversary date.

The following table reflects pro forma information which combines the operations of forestindustry.com, Inc. for the ten months ended May 31, 2000 and year ended July 31, 1999 as if the acquisition of forestindustry.com, Inc. had taken place at the beginning of the period. There were no pro forma adjustments required in combining this information of these two entities. This pro forma information does not reflect any non-recurring charges or credits directly attributable to the transaction. This pro forma information does not purport to be indicative of the revenues and net loss that could have resulted had the acquisition been in effect for the period presented and is not intended to be a projection of future results or trends.

Notes to the Consolidated Financial Statements
Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
(Expressed in U.S. Dollars)
-------------------------------------------------------------------------------

Note 3 - Acquisition (continued)

                                       Ten Months Ended        Year Ended
                                         May 31, 2000         July 31, 1999
                                               $                    $
                                       -----------------      --------------

Revenues                                    335,287              300,362

Expenses

    Consulting Fees                          45,649                  487
    Depreciation                             27,826                7,763
    General and Administrative              539,008              275,061
    Professional Fees                       109,822               27,344
                                       -----------------      --------------

Net (Loss) for the Period                 (387,018)              (10,293)
                                       =================      ==============
Net (Loss) Per Share                        (0.037)               (0.001)
                                       =================      ==============


NOTE 4 - PROPERTY AND EQUIPMENT



                                                          Accumulated               Net Book Value
                                          Cost           Depreciation         May 31, 2000   July 31, 1999
                                           $                  $                    $              $
                                       -----------      --------------       -------------- --------------
Computer Equipment                       110,076              25,176               84,900       26,542
Furniture and Fixtures                    33,927               3,884               30,043        3,477
Software                                  15,549              10,445                5,104        2,462
Leasehold Improvements                     4,161                 416                3,745            -
                                      -----------      --------------       -------------- --------------
                                         163,713              39,921              123,792       32,481
                                      ===========      ==============       ============== ==============


Note 5 - Operating Line of Credit

The Company has a NIL (1999 -$10,347 (CDN $15,000)) revolving operating line of credit with the Royal Bank of Canada. The line of credit was paid off in March 2000 and the general security agreement as well as the guarantees were cancelled.

Notes to the Consolidated Financial Statements
Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
(Expressed in U.S. Dollars)
-------------------------------------------------------------------------------


NOTE 6 - DUE TO STOCKHOLDERS

Amounts due to stockholders were unsecured and had no specific terms of repayment except for $49,840 which bore interest at prime plus 5% per annum. The amounts due to stockholders were repaid in March 2000.

                                      May 31, 2000  July 31, 1999
                                            $               $

Due to Stockholders                         -          68,013
                                     ============== ============


NOTE 7 - DEMAND BANK LOAN


Demand Bank Loan, Royal Bank

The demand loan is repayable  in
monthly  instalments  of $1,992
including interest  at prime plus
2% per annum and is  secured by a
general  security agreement  over
all the assets of the Company,
guarantees by the corporate
stockholder and personal
guarantees of the principals of
the Company.  The loan was repaid
in March 2000.                              -          55,695
                                      ============== ============

Note 8 - Stockholders' Equity

a)   Preferred Stock

On January 31, 2000, the Company issued through a private placement 750 shares of Series "A" convertible preferred stock at a price of $1,000 per share. Holders of Series "A" preferred stocks are entitled to distribution of $1,000 per share prior to any distribution to the holders of the Company's common stocks in the event of any liquidation or dissolution of the Company.

The Series "A" preferred stock is convertible, at the option of the holder, and at any time after March 16, 2000, into common stock at 75% of the last ten day average closing bid price of the Company subject to a maximum conversion rate of 5,000 shares of common stock for one share of preferred stock and a minimum conversion rate of 250 shares of common stock for one share of preferred stock. In addition, if a registration statement in respect of the common stock underlying the preferred stock is effective, all Series "A" preferred stock will be deemed to convert into common stock on or before January 31, 2001, the first anniversary date.

On May 10, 2000, the Company issued 249,221 shares of its common stock on the conversion of 375 Series "A" convertible preferred stocks.

Notes to the Consolidated Financial Statements
Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


Note 8 - Stockholders' Equity (continued)

b)   Stock Options

In February 2000, the Company adopted a fixed stock option plan that provides for the issuance of incentive and non-qualified stock options to officers, directors, employees and non-employees to acquire up to 250,000 shares of the Company's common stock. The plan was amended in June 2000 to increase the allowable number of stock options to be issued under this plan to 500,000 shares. The Board of Directors determines the terms of the options granted, including the number of options granted, the exercise price and the vesting schedule. The exercise price for qualified incentive stock options is not to be less than the fair market value of the underlying stock at the date of grant, and to have terms no longer than ten years from the date of grant. There was no stock option plan prior to February 2000.

Issued to Employees

On February 29, 2000, the Company granted options to purchase a total of 29,000 shares of the Company's common stock at a price of $4.00 per share to employees of the Company. The options vest on or after February 29, 2001 and expire between February and April 2005.

As discussed in Note 2(i), the Company continues to account for its employee stock-based awards using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees", and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements, because the fair value of common stock at the measurement date is not greater than the option exercise price.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.0% dividend yield of 0%; volatility factors of the expected market price of the Company's stock of 78%; and an expected life of the options of 2.5 years. Accordingly, compensation expense using the fair value method would have been $4,870, amortized over their respective vesting period.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Notes to the Consolidated Financial Statements
Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
(Expressed in U.S. Dollars)
-------------------------------------------------------------------------------

Note 8 - Stockholders' Equity (continued)

b)   Stock Options (continued)

Issued to Employees (continued)

The Statement's pro forma information from the options is as follows:

                                                                      Ten Months Ended      Year Ended
                                                                        May 31, 2000      July 31, 1999
                                                                               $                  $
                                                                      -----------------  ---------------

Net (loss) as reported                                                     (379,131)            (541)
Compensation expense from stock options under SFAS No. 123                   (1,217)               -
                                                                      -----------------  ---------------

Pro forma net (loss)                                                       (380,348)            (541)
                                                                     =================  ===============

Pro forma (loss) per common share:
     Basic and Diluted                                                       (0.036)          (0.001)
                                                                     =================  ===============

Issued to Non-Employees

On May 26, 2000, the Company granted options to purchase a total of 40,000 shares of the Company's common stock at a price of $2.00 per share to non-employees of the Company. The options vest and expire on May 01, 2001 and May 01, 2005, respectively. Stock options issued to non-employees are accounted for in accordance with the provisions of SFAS No. 123, "Accounting for Stock Based Compensation", using the fair value method. Accordingly, compensation expense relating to these stock options in the amount of $17,253 was recorded as deferred stock compensation to be amortized over their respective vesting period.

Additional Stock Option Plan Information

A summary status of the Company's fixed stock option plan and changes during the period ended May 31, 2000 are as follows. There were no stock options as of July 31, 1999.

                                         Number of        Weighted Average
                                           Shares          Exercise Price
                                                                $
                                        ------------    -------------------
Outstanding, August 01, 1999                     -                  -
     Granted                                73,000               2.90
     Forfeited                              (4,000)              4.00
                                        ------------    -------------------

Outstanding, May 31, 2000                   69,000               2.84
                                        ------------    -------------------

Options exercisable at end of period           Nil                  -
                                        ============    ===================

Notes to the Consolidated Financial Statements
Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

Note 8 - Stockholders' Equity (continued)

b)   Stock Options (continued)

Additional Stock Option Plan Information (continued)

The following table summarizes information about the Company's fixed stock options outstanding at May 31, 2000:

                                      Options Outstanding
                   -------------------------------------------------------------

                        Number           Weighted Average       Weighted Average
Range of           Outstanding at       Remaining Contractual        Exercise
Exercise Prices      May 31, 2000           Life (in years)          Price
     $                                                                  $
----------------  ---------------       ---------------------   ----------------

4.00 - 4.00             29,000                   5                    4.00
2.00 - 2.00             40,000                   5                    2.00
                  ---------------       ---------------------   ----------------
                        69,000                   5                    2.84
                  ===============       =====================   ================

The options outstanding at May 31, 2000 will expire between April and May 2005.

c)   Stock-Based Compensation

In January 2000, the Company issued 37,500 shares of common stock to a company controlled by the Company's former president in exchange for services relating to the acquisition of forestindustry.com, Inc. The fair value of these services was estimated based upon the estimated fair value of the shares at $0.023 per share or $863. The costs were deducted from the additional paid-in capital from the said acquisition.

In February 2000, the Company recorded non-cash compensation expense of $8,050 relating to the issuance of 350,000 shares of common stock to certain consultants to the Company. The fair value of the shares was estimated at $0.023 per share at the time of the transaction.

As discussed in Note 2(i), the Company recognizes compensation expense for equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined.

d)   Retirement of Common Stocks

By way of a stock  retirement  agreement  dated  May 11,  2000 and for a nominal amount  of  $1.00,  a  former  principal  stockholder  of the  Company  returned
2,547,240 shares of common stock to the Company for cancellation. The stockholder agreed that in order for the Company to attract future financing, the Company should reduce its issued and outstanding share capital of its common stock through the surrender and retirement of these shares.

Notes to the Consolidated Financial Statements
Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
(Expressed in U.S. Dollars)
-------------------------------------------------------------------------------

Note 8 - Stockholders' Equity (continued)

e)   Stock Splits

The Company consolidated its share capital on June 16, 1999 by way of a reverse stock split on the basis of one new common share for each two old common shares, on August 20, 1999 by way of a reverse stock split on the basis of one new common share for each twenty-one old common shares, and on August 21, 1999 by way of a stock split on the basis of forty new common shares for one old common share. Issued and outstanding shares as of May 31, 1999 have been adjusted to reflect these share splits.

Note 9 - INCOME TAXES

Deferred tax assets and liabilities


                                                                   May 31, 2000     July 31, 1999
                                                                         $                 $
                                                                   -------------    --------------
Deferred tax assets:
     Operating loss carryforward                                        210,000            56,000
                                                                   -------------    --------------

Total deferred tax assets before valuation allowance                    210,000            56,000
Valuation allowance                                                    (210,000)          (56,000)
                                                                  --------------    --------------
Net deferred tax assets                                                       -                 -
                                                                  ==============    ==============



Management believes that it is more likely than not that it will not create sufficient taxable income sufficient to realize its deferred tax assets. It is reasonably possible these estimates could change due to future income and the timing and manner of the reversal of deferred tax liabilities.

The Company has no income tax expense due to its operating losses.

The Company has Canadian operating loss carryforwards for Canadian income tax purposes at May 31, 2000 of approximately $490,000 (CDN $739,000). These operating losses begin to expire in fiscal year 2004.

Note 10 - Commitments

a) The Company has entered into an agreement to lease office premises in Nanaimo, B.C., Canada to May 31, 2001. The monthly lease payment is, excluding operating costs, $1,789.

b) The Company has entered into an agreement to lease office premises in Vancouver, B.C., Canada to September 30, 2001. The monthly lease payment is, excluding operating costs, $2,561.

c) The Company has entered into an agreement to lease a vehicle to March 09, 2003. The monthly lease payment is $529 with an option to purchase the vehicle at the end of the lease for $14,717.

Notes to the Consolidated Financial Statements
Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------

Note 10 - Commitments (continued)

d)   The  Company  has  entered   into  an   agreement   to  lease  an  internet
     telecommunication line to December 31, 2002. The monthly lease payment is $959.

e) The Company has entered into a consulting contract with an individual to perform various investor relations and corporate development functions for an initial fee of $4,600, which was settled by the issuance of 200,000 common shares of the Company at $0.023 per share, and a monthly fee of $2,414. The contract term is from February 29, 2000 to February 28, 2001. The Company may terminate the agreement on fourteen days written notice.

f) The Company has entered into an employment contract with the President of the Company for management and administrative services for an annual salary of $47,600. The employment contract term is from February 01, 2000 to January 31, 2003. The Company may terminate the agreement only with cause.

g) The Company has entered into an employment contract with the Chief Information Officer ("CIO") to oversee the Company's technical systems and applications for a signing bonus of $3,450, which was settled by the issuance of 150,000 common shares of the Company at $0.023 per share, and an annual salary of $51,000. The employment contract term is from February 29, 2000 to February 28, 2001. Subsequent to year-end, on July 21, 2000, the CIO resigned.

h) The Company has entered into a consulting contract with a consulting firm to provide strategic management services for a monthly fee of $3,450. The contract term is from May 26, 2000 to November 26, 2000. The Company may terminate the agreement on thirty days written notice. The Company also granted to the principals of the consulting firm stock options allowing the principals to acquire 40,000 common shares at an exercise price of $2.00 per share. The options vest on May 01, 2001 and expire on May 01, 2005 (see note 8(b)).

Minimum future lease payments under operating leases are as follows:

                                Year                               $

                                2001                             70,056
                                2002                             28,100
                                2003                             11,474

NOTE 11 - SUBSEQUENT EVENTS

a) On June 07, 2000, the Company entered into an agreement for advertising and marketing services for a term of three months. In consideration, the Company issued 200,000 shares of its common stock as compensation for services rendered. The Company will record a non-cash compensation expense of $212,500 based upon the estimated fair value of the shares which approximates the value of the services received.

b) On June 12, 2000, the Company granted 54,000 stock options to employees with an exercise price of $2.00 per share. The options vest on June 11, 2001 and expire on June 11, 2005.

c) On June 15, 2000, the Company issued 217,145 on the conversion of 175 shares of its Series "A" convertible preferred stock.

Notes to the Consolidated Financial Statements
Ten Months Ended May 31, 2000 and Year Ended July 31, 1999
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


NOTE 11 - SUBSEQUENT EVENTS (continued)

d) On July 12, 2000, the Company accepted the resignation of a director of the Company.

e) On August 01, 2000, the Company issued through a private placement 200 shares of Series "B" convertible preferred stock at a price of $1,000 per share. Holders of Series "B" preferred stocks are entitled to distribution of $1,000 per share prior to any distribution to the holders of the Company's common stocks in the event of any liquidation or dissolution of the Company.

     The Series "B" preferred stock is convertible, at the option of the holder, and at any time after August 01, 2000, into common stock at 70% of the last five day average closing bid price of the Company subject to a maximum conversion rate of 5,000 shares of common stock for one share of preferred stock and a minimum conversion rate of 250 shares of common stock for one share of Series "B" preferred stock.

Note 12 - RELATED PARTY TRANSACTIONS


                                                                                   Ten Months Ended              Year Ended
                                                                                    May 31, 2000               July 31, 1999
                                                                                           $                          $

Wages  paid to the  President  of the  Company  for  management,
administration and supervision                                                           28,428                     31,761

Interest paid to stockholders for funds loaned to the Company                             3,490                     10,420



Note 13 - Financial Instruments

Financial instruments include cash and equivalents, accounts receivable, and accounts payable and accrued liabilities. The estimated fair value of such financial instruments approximates their carrying value.

Forest Industry Online Inc.

Financial Statements

July 31, 1999 and 1998

(In U.S. $)

                       1999             1998
                         $                $


Revenues            300,362          128,685


Expenses            300,903          194,352


Net (Loss)             (541)         (65,667)

Auditors' Report
--------------------------------------------------------------------------------


To the Directors of: FOREST INDUSTRY ONLINE INC.


We have audited the Balance Sheets of Forest Industry Online Inc. as at July 31, 1999 and 1998 and the Statements of Operations, Shareholders' Deficit and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 1999 and 1998 and the results of its operations and the changes in its cash flows for the years then ended in accordance with generally accepted accounting principles in Canada, which except as disclosed in Note 16 to the financial statements, also conform in all material respects with accounting principles generally accepted in the United States.


 /s/  "WATSON DAUPHINEE & MASUCH"
       Chartered Accountants


       Vancouver, B.C., Canada
       November 05, 1999

                           FOREST INDUSTRY ONLINE INC.



     Balance Sheets

              AS AT JULY 31, 1999 AND 1998 (In U.S. $)
------------------------------------------------------------------------------

                                                          1999            1998
                                                            $              $
                                                        ---------      ---------
   ASSETS

   CURRENT

Cash                                                       2,819          2,789

Accounts Receivable (Net of allowance
    for Doubtful Accounts                                 64,657         23,498
    1999 - $ 8,630; 1998 - $ 2,978)
Note Receivable                                               --         14,406
Prepaid Expenses                                           1,795            414
Due from Affiliated Company  (Note 3)                        166             --
                                                        ---------      ---------
                                                          69,437         41,107
Capital (Note 4)                                          32,481         12,776
                                                        ---------      ---------
                                                         101,918         53,883
                                                        =========      =========
LIABILITIES

CURRENT

Operating Line of Credit (Note 5)                         13,278             --
Accounts Payable and Accrued Liabilities                  39,265         34,198
Unearned Revenues                                         52,281         23,162
Due to Parent Company (Note 6)                            50,341        123,055
Due to Shareholders (Note 7)                              17,672             --
Demand Bank Loan (Note 8)                                 55,695             --
                                                        ---------      ---------
                                                         228,532        180,415
                                                        ---------      ---------
Commitments (Note 11)

SHAREHOLDERS' DEFICIENCY
Share Capital (Note 9)                                         1              1
Cumulative Translation Adjustment                          1,450            991
Deficit                                                 (128,065)      (127,524)
                                                        ---------      ---------
                                                        (126,614)      (126,532)
                                                        ---------      ---------
                                                         101,918         53,883
                                                        =========      =========

                           FOREST INDUSTRY ONLINE INC.



  Statements of Operations  and  Comprehensive  Loss
   FOR THE YEARS ENDED JULY 31, 1999 AND 1998 (In U.S. $)
--------------------------------------------------------------------------------

                                                         1999             1998
                                                           $                $
                                                      -----------     ----------


REVENUES                                                300,362         128,685
                                                      -----------     ----------

EXPENSES
Advertising and Promotion                                 2,282           3,164
Depreciation                                              7,763           3,036
Automobile                                                  540           4,055
Bad Debts                                                 7,782           3,155
Interest                                                 14,534          12,655
Consulting Fees                                             487           1,898
Insurance, Licenses and Dues                              1,827           2,127
Internet and Connecting Fees                              8,034          12,869
Office Supplies                                          11,812           6,200
Printing                                                 11,167              --
Professional Fees                                        17,592          12,657
Rent, Property Taxes and Utilities                       10,150           6,147
Repair and Maintenance                                    2,222             442
Salaries and Benefits                                   172,339          95,723
Telephone                                                13,664          15,610
Trade Shows                                               7,985           3,513
Travel and Lodging                                       10,723          11,101
                                                      -----------     ----------
                                                        300,903         194,352
                                                      -----------     ----------
NET (LOSS) FOR THE YEAR                                    (541)        (65,667)

Translation Adjustment Gain                                 459             991
                                                      -----------     ----------
COMPREHENSIVE (LOSS) FOR THE YEAR                           (82)        (64,676)
                                                      ===========     ==========

                           FOREST INDUSTRY ONLINE INC.



     Statements of Shareholders' Deficit
              FROM JANUARY 09, 1997 (INCEPTION) TO JULY 31, 1999 (In U.S. $)
--------------------------------------------------------------------------------


                                                     Common Shares         Cumulative
                                                                           Translation      Deficit
                                             Shares          Amount        Adjustment     Accumulated        Total
                                                #               $               $              $               $
                                            --------        --------       ------------   ------------    -----------

Issuance of Shares for Cash
in January 1997                                100               1              --              --                1

Net (Loss) from Inception to
July 31, 1997                                   --              --              --         (61,857)         (61,857)
                                            --------        --------       ------------   ------------    -----------
Balance, July 31, 1997                         100               1              --         (61,857)         (61,856)

Translation Adjustment                          --              --             991              --              991
Net (Loss) for the Year Ended
July 31, 1998                                   --              --              --         (65,667)         (65,667)
                                            --------        --------       ------------   ------------    -----------
Balance, July 31, 1998                         100               1             991        (127,524)        (126,532)

Translation Adjustment                          --              --             459              --              459
Net (Loss) for the Year Ended
July 31, 1999                                   --              --              --            (541)            (541)
                                            --------        --------       ------------   ------------    -----------
Balance, July 31, 1999                         100               1           1,450        (128,065)        (126,614)
                                            ========        ========       ============   ============    ===========


                           FOREST INDUSTRY ONLINE INC.



Statements of Cash Flows
  FOR THE YEARS ENDED JULY 31, 1999 AND 1998 (In U.S. $)
--------------------------------------------------------------------------------

                                                           1999          1998
                                                             $            $
                                                        ----------   ----------
 CASH WAS PROVIDED FROM, UTILIZED (FOR):



 OPERATING ACTIVITIES:
Net (Loss) for the Year                                     (541)       (65,667)
Non-Cash Items:
Depreciation                                               7,763          3,036
Change in Non-Cash Working Capital                         6,052         15,722
    Accounts (Note 13)
                                                        ----------   ----------
                                                          13,274        (46,909)
                                                        ----------   ----------
FINANCING ACTIVITIES

Bank Loan (net of repayments)                             55,695             --
Advances  (to) Affiliated Company                           (166)            --
Advances from (to) Parent Company                        (72,714)        47,406
Advances from (to) Shareholders                           17,672         (1,759)
                                                        ----------   ----------
                                                             487         45,647
                                                        ----------   ----------
INVESTING ACTIVITY
Acquisition of Capital Assets                            (27,009)        (4,120)
                                                        ----------   ----------
DECREASE IN CASH                                         (13,248)        (5,382)
Cash, Beginning of the Year                                2,789          8,171
                                                        ----------   ----------
CASH (BANK INDEBTEDNESS),
END OF THE YEAR                                          (10,459)         2,789
                                                        ==========    =========
Cash (Bank Indebtedness) comprised of:

Cash                                                       2,819          2,789
Operating Line of Credit                                 (13,278)            --
                                                        ==========    =========
                                                         (10,459)         2,789
Supplemental Disclosure
Interest Paid                                             14,534         12,655
                                                        ==========    =========

                           FOREST INDUSTRY ONLINE INC.

Notes to the Financial  Statements
 AS AT JULY 31, 1999 AND 1998 (In U.S. $)
-------------------------------------------------------------------------------

NOTE 1 - NATURE OF OPERATIONS

Forest Industry Online Inc. ("the Company") was incorporated on January 09, 1997 under the laws of the Province of British Columbia, Canada. The Company's principal business activities include designing web sites and operating and maintaining a computer internet web site for companies associated with the forest industry.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

a)   Capital Assets and Depreciation

Capital assets are recorded at cost. Depreciation is provided for at the following annual rates on the straight line basis:

         Automotive Equipment                             -            20%
         Computer Equipment                               -            20%
         Furniture and Fixtures                           -            10%
         Software                                         -            100%

One half of the above rates are applied in the year of acquisition and no amortization is taken in the year of disposal.

b)   Revenue Recognition and Unearned Revenues

Revenues are recorded on the billed basis. Customers are billed on a quarterly basis in advance for advertising fees and hosting revenue. Unearned revenues relate to the period of the billing that has not yet transpired and therefore not earned.

c)   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d)   Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance in respect of amounts considered by management to be less likely than not a realization in future periods.

                           FOREST INDUSTRY ONLINE INC.

Notes to the Financial  Statements
  AS AT JULY 31, 1999 AND 1998 (In U.S. $)
--------------------------------------------------------------------------------

NOTE 3 - DUE FROM AFFILIATED COMPANY

Amounts due from an affiliated company are unsecured, are non-interest bearing and have no formal terms of repayment.

                                             1999                  1998
                                               $                     $

Seaspray Log Scaling Ltd.                     166                    -
                                           ========               =======

NOTE 4 - CAPITAL ASSETS

                                                 Accumulated     Net Book Value
                                       Cost     Depreciation   1999        1998
                                         $           $           $            $
                                     --------- -------------- -------- ---------
Automotive Equipment                     710          71         639          --

Computer Equipment                    35,388       8,846      26,542      12,526

Furniture and Fixtures                 3,013         175       2,838         100

Software                               5,225       2,763       2,462         150
                                     --------- -------------- -------- ---------
                                      44,336      11,855      32,481      12,776
                                     ========= ============== ======== =========

NOTE 5 - OPERATING LINE OF CREDIT

The Company has a $16,600 (CDN$25,000) revolving operating line of credit with the Royal Bank of Canada. The line of credit is payable on demand, bears interest at prime plus 1.75% per annum payable monthly, and is secured by a general security agreement over all the assets of the Company, guarantees by the corporate shareholder and personal guarantees of the principals of the Company.

NOTE 6 - DUE TO PARENT COMPANY

Amounts due to parent company, Teaco Properties Ltd. who owns 78% of the Company, are unsecured and have no specific terms of repayment except for $49,840 (1998 - $111,152) which bears interest at prime plus 5% per annum. The parent company has indicated that it will not seek repayment in year 2000.

                                             1999                  1998
                                               $                     $

Teaco Properties Ltd.                        50,341               123,055
                                           =========              ========

                           FOREST INDUSTRY ONLINE INC.



Notes to the Financial  Statements
  AS AT JULY 31, 1999 AND 1998 (In U.S. $)
-----------------------------------------------------------------------------


NOTE 7 - DUE TO SHAREHOLDERS

Amounts due to shareholders are non-interest bearing, unsecured, and have no specific terms of repayment. The shareholders have indicated that they will not seek repayment in year 2000.



                                                    1999                  1998
                                                      $                     $

                                                  17,672                     -
                                                 =======                  =====

NOTE 8 - DEMAND BANK LOAN

                                                    1999                  1998
                                                      $                     $

Demand Bank Loan, Royal Bank                      55,695                     -

The demand  loan is  repayable  in monthly
 instalments  of $1,992 including  interest
 at prime plus 2% per annum and is secured
 by a general  security  agreement  over all
 the assets of the  Company, guarantees by
 the corporate shareholder and personal
 guarantees of the principals of the Company.
                                                --------                  ------
                                                  55,695                     -
                                                ========                  ======


NOTE 9 - SHARE CAPITAL

Authorized:

        10,000        Class "A" voting common shares with no par value

Issued:               1999                                        1998
                                                                     $       $

          100         Class "A" voting common shares                 1       1
                                                                  ======   =====



The shares were issued on January 09, 1997 for cash proceeds of $0.01 per share.

                           FOREST INDUSTRY ONLINE INC.


Notes to the Financial  Statements
  AS AT JULY 31, 1999 AND 1998 (In U.S. $)
--------------------------------------------------------------------------------


 NOTE 10 - INCOME TAXES

 The Company has non-capital losses available for carry-forward totalling $129,921. These losses may be carried forward to be applied against future income for Canadian tax purposes. The losses expire as follows:

 Year                                                               $

 2004                                                            56,828
 2005                                                            72,031
 2006                                                             1,062
                                                               ---------
                                                                129,921
                                                               =========

 No future benefit for these losses has been recognized in these financial statements.

 NOTE 11 - COMMITMENTS

 A)  The Company  has entered  into an  agreement  to lease  office
     premise  to  March  31,  2000.   The  monthly  lease  payment,
     excluding operating costs, is $1,007.

 B) The Company has entered into an agreement to lease a vehicle to November 30, 1999. The monthly lease payment is $213 with an option to purchase the vehicle at the end of the lease for $11,950. The Company does not plan to exercise the option to purchase the vehicle when the lease expires.

 C) The Company has entered into an agreement to lease an internet telecommunication line to December 31, 2002. The monthly lease payment is $863.

 NOTE 12 - RELATED PARTY TRANSACTIONS

 In addition to those transactions disclosed elsewhere in these financial statements, the Company had the following transactions with related parties:

                                                            1999          1998
                                                             $              $
                                                         ---------      --------
 Salaries paid to shareholders of the                     49,410          25,325
 Company for management, administration,
 sales, supervision, and product development services.


 Interest paid to the parent company for                   9,905          11,031
 funds advanced to the Company.


 Professional fees paid to the parent                     12,220           8,275
 company for accounting services provided.

                           FOREST INDUSTRY ONLINE INC.



Notes to the Financial Statements
  AS AT JULY 31, 1999 AND 1998 (In U.S. $)
-------------------------------------------------------------------------------


NOTE 13 - CHANGE IN NON-CASH WORKING CAPITAL ACCOUNTS



                                                      1999          1998
                                                        $             $
                                                  ------------   ---------

Accounts Receivable                                  (41,159)      (12,870)
Note Receivable                                       14,406       (14,406)
Prepaid Expenses                                      (1,381)         (414)
Accounts Payable and Accrued Liabilities               5,067        20,250
Unearned Revenues                                     29,119        23,162
                                                  ------------   ---------
                                                       6,052        15,722
                                                  ============   =========


NOTE 14 - FINANCIAL INSTRUMENTS

Financial instruments include cash, accounts receivable, due from affiliated company, operating line of credit, accounts payable and accrued liabilities, demand bank loan, amounts due to parent company and shareholders. The estimated fair value of such financial instruments approximates their carrying value.


NOTE 15 - UNCERTAINTY DUE TO YEAR 2000 ISSUE

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 01, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other parties, will be fully resolved.

                           FOREST INDUSTRY ONLINE INC.



Notes to the Financial Statements
 AS AT JULY 31, 1999 AND 1998 (In U.S. $)
------------------------------------------------------------------------------


NOTE 16 - UNITED STATES  ACCOUNTING  PRINCIPLES

These financial statements have been prepared in accordance with accounting principles generally accepted in Canada. They do not differ materially from accounting principles generally accepted in the United States.

                                      FORESTINDUSTRY.COM, INC.
                                       (formerly Autoeye Inc.)


forestindustry.com, Inc.


(formerly Autoeye Inc.)

Pro Forma Combined Statements of Operations

For the Nine Months Ended February 29, 2000 and the Year Ended May 31, 1999

(In U.S. $)






Unaudited

Pro Forma Combined Statement of Operations For the Nine Months Ended February 29, 2000 (In U.S. $)
--------------------------------------------------------------------------------


                                                                                          Pro forma
                                                                              ---------------------------------
                                        The Forest         Forestindustry.     Acquisition
                                         Industry              com,            Adjustments
                                        Online Inc.            Inc.              (Note 2)            Combined
                                             $                   $                  $                   $
                                       -------------      -----------------   --------------        -----------

REVENUES                                  264,144                  --                  --             264,144
                                       -------------      -----------------   --------------        -----------
EXPENSES

Administrative and selling                198,672              11,789                  --             210,461
Wages and Benefits                        169,158                  --                  --             169,158
                                       -------------      -----------------   --------------        -----------
                                          367,830              11,789                  --             379,619
                                       -------------      -----------------   --------------        -----------

NET LOSS FOR THE PERIOD                   103,686              11,789                  --             115,475
                                       =============      =================   ==============        ===========

Basic and diluted loss
per share                                                                                               (0.01)
                                                                                                    ===========



Unaudited - "See accompanying notes to the pro forma combined financial statements"

Pro Forma  Combined  Statement of Operations
 For the Year Ended May 31, 1999 (In U.S. $)
-------------------------------------------------------------------------------


                                                                                            Pro forma
                                                                                       -----------------------------
                                                 The Forest       Forestindustry.        Acquisition
                                                   Industry          com, Inc.            Adjustments
                                               Online  Inc.                               (Note 2)          Combined
                                                      $                  $                    $                 $
                                               --------------    -----------------     ---------------      ---------

REVENUES                                            302,313                 -                  -             302,313
                                               --------------    -----------------     ---------------      ---------
EXPENSES

Advertising and Promotion                             1,826                 -                  -               1,826
Bad Debts                                             5,048                 -                  -               5,048
Bank Charges and Interest                            16,322                 -                  -              16,322
Consulting Fees                                       2,365                 -                  -               2,365
Depreciation                                          5,389                 -                  -               5,389
Office                                               10,955                 -                  -              10,955
Printing                                              4,767                 -                  -               4,767
Professional Fees                                    17,712             9,752                  -              27,464
Rent and Utilities                                    8,662                 -                  -               8,662
Telephone and Internet Connecting Fees               30,673                 -                  -              30,673
Travel                                               10,038                 -                  -              10,038
Trade Shows                                           2,592                 -                  -               2,592
Wages and Benefits                                  171,101                 -                  -             171,101
                                               --------------    -----------------     ---------------      ---------
                                                    287,450             9,752                  -             297,202
                                               --------------    -----------------     ---------------      ---------

NET INCOME (LOSS)
FOR THE YEAR                                         14,863           (9,752)                  -               5,111
                                               ==============    =================     ===============      =========

Basic Earnings per share                                                                                           -
                                                                                                            =========





Unaudited - "See accompanying notes to the pro forma combined financial statements"

Notes to the Pro Forma Combined Statement of Operations
For the Nine Months Ended February 29, 2000 and
-------------------------------------------------------------------------------
Year Ended May 31, 1999


Note 1 - General

The unaudited pro forma combined statements of operations of forestindustry.com, Inc. (the "Company") have been compiled from and include:

(a) the audited balance sheets of forestindustry.com, Inc. (formerly Autoeye Inc.) as at May 31, 1999 and 1998 and the audited statements of operations, stockholders' equity and cash flows for the periods then ended;

(b) the audited balance sheets of The Forest Industry Online Inc. (Forest) as at July 31, 1999 and 1998 and the audited statements of operations, stockholders' deficit and cash flows for the years then ended; and

(c) the unaudited balance sheet of the Company as at February 29, 2000 and the unaudited statements of operations and cash flows for the periods ended February 29, 2000 and February 28, 1999.


For more detailed information, readers should refer to the financial statements of the Company and Forest included elsewhere in this Registration Statement.

The unaudited pro forma combined statements of operations give effect to the transactions described in note 2 below. The pro forma combined statements of operations have been presented as though the transactions occurred on June 01, 1998.

The pro forma combined statements of operations may not necessarily be indicative of the results and financial position which would have resulted had the transactions been effected on the date indicated above. Further, the pro forma financial information is not necessarily indicative of the financial position that may be attained in the future.



Unaudited

Notes to the Pro Forma Combined Statement of Operations
 For the Nine Months Ended February 29, 2000 and
 Year Ended May 31, 1999
--------------------------------------------------------------------------------

Note 2 - Basis of Presentation

On January 31, 2000, the Company merged with Forest. The acquisition was a reverse takeover with Forest being the deemed accounting acquiror for financial statement purposes.

Under the terms of agreement, the Company issued 10,000,000 common shares for all of the 100 common issued and outstanding shares of Forest. As at January 31, 2000, there were 4,927,040 common shares of the Company (after reflecting a 21:1 stock consolidation which occurred on August 20, 1999 and a subsequent stock split of 1:40 which occurred on August 21, 1999). The acquisition was accounted for as a recapitalization of Forest. The transaction has been accounted for as a capital transaction effectively representing an issue of shares by Forest for the net assets of the Company. On January 31, 2000 the net assets of the Company consisted of:


         Cash and Cash Equivalents                          $ 750,000
         Accounts Payable                                    (19,703)
                                                            ---------
                                                            $ 730,297
                                                            =========


Total costs related to this recapitalization transaction were estimated at $15,863. They include cash expense in the estimated amount of $15,000 and non-cash expense in the amount of $863. The non-cash expense relates to the issuance of 37,500 shares of common stock of the Company. The fair value of these services was estimated based upon the estimated fair value of the shares at $0.023 per share. Total transaction costs have been recorded as a charge to the stockholders' equity of the Company.

Cash and cash equivalents held by the Company in the amount of $750,000 were obtained through subscriptions for a private placement of 750 shares of Series "A" Convertible Preferred Stock at a price of $1,000 per share. The closing of this private placement and the release of funds held in escrow were contingent on this acquisition being completed. The shares of Series "A" preferred stock are convertible, at the option of the holder, and at any time after March 16, 2000, into common stock at 75% of the last ten day average closing bid price of the Company subject to a maximum conversion rate of 5,000 shares of common stock for one share of preferred stock and a minimum conversion rate of 250 shares of common stock for one share of preferred stock. In addition, if a registration statement in respect of the common stock underlying the preferred stock is effective, all Series "A" preferred stocks will be deemed to convert into common stocks on or before January 31, 2001, the first anniversary date.

The pro forma combined statements of operation combine the operations of forestindustry.com, Inc. for the nine months ended February 29, 2000 and year ended May 31, 1999 as if the acquisition of forestindustry.com, Inc. had taken place on June 01, 1998. There were no pro forma adjustments required in combining this information of these two entities. This pro forma information does not reflect any non-recurring charges or credits directly attributable to the transaction. This pro forma information does not purport to be indicative of the revenues and net loss that could have resulted had the acquisition been in effect for the period presented and is not intended to be a projection of future results or trends.


Unaudited

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors The Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling forestindustry pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.      Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

              SEC Filing Fee                               $    787
              NASD Filing Fee                                   500
              Blue Sky Fees and Expenses                      2,000
              Printing and Engraving Expenses                   200
              Legal Fees and Expenses                        25,000
              Accounting Fees and Expenses                   25,000
              Miscellaneous Expenses                          1,817
                                                           --------
              TOTAL                                        $ 55,304
                                                           ========

              All expenses other than the SEC and NASD filing fees are estimated.

Item 26.      Recent Sales of Unregistered Securities.

         The following information sets forth all securities, which have been sold by us and which securities were not registered under the Securities Act of 1933, as amended. Unless otherwise indicated, the consideration paid for the shares was cash. All historical share data in this prospectus has been adjusted to reflect the various recapitalizations of our common stock.

         The shares of common stock issued or sold subsequent to January 30, 2000 were issued or sold in reliance upon the exemption provided by Section 4(2) of the Act. The persons who acquired these shares were either accredited or sophisticated investors. The shares of common stock were acquired for investment purposes only and without a view to distribution. The persons who acquired these shares were fully informed and advised about matters concerning us, including our business, financial affairs and other matters. The persons acquired these shares for their own accounts. The certificates representing these shares of common stock bear legends stating that the shares may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares are "restricted" securities as defined in Rule 144 of the Securities and Exchange Commission.

         On December 11, 1997, Autoeye, Inc., a Colorado corporation, issued 4,761,960 shares of its common stock to one entity in conjunction with organization of the Colorado corporation. The shares were issued for gross proceeds of $5,000. The transaction was private in nature and the issuer had reasonable grounds to believe that the Purchaser was capable of evaluating the merits and risks of its investment and leaving the economic risks of its investment. Accordingly, this issuance was deemed to be exempt from registration by Section 4(2) of the Securities Act.

         On December 19, 1997, Autoeye, Inc., a Delaware Corporation (the "Company"), issued 80 shares of its common stock to one entity in conjunction with its formation. The shares were issued for an investment of $10.

         On January 9, 1998, the Company issued an additional 165,000 shares of its common stock in exchange for 175,456 shares of Series "H" common stock of STB Corp. This exchange was for the purpose of expanding the Company's shareholder base. The shares were exchanged with 291 STB shareholders. This share exchange was valued at $175. On January 15, 1998, the Company issued 4,761,880 in conjunction with a merger to reincorporate Autoeye-Colorado into the Company. The issued shares were exchanged for all of the outstanding shares of Autoeye-Colorado. After the merger, Autoeye-Colorado disappeared and the Company was the surviving entity. With regard to all three transactions described above, the Company had reasonable grounds to believe that each purchaser was capable of evaluating the merits and risks of his investment and bearing the economic risks of his investment. The Company had not raised over the prior twelve months, more than one million dollars inclusive of the proceeds from the exchange transactions. The Company relied on Rule 504 of Regulation D as an exemption from registration. No commissions were paid in conjunction with any of the above transactions.

         On January 31, 2000, the Company issued 10,000,000 shares of its common stock in exchange for all of the outstanding stock of The Forest Industry
Online, Inc. from 3 shareholders of The Forest Industry Online, Inc. In conjunction with this acquisition, 37,500 shares of common stock were issued to one consultant for services rendered relating to the acquisition. The shares were issued to investors residing outside of the United States. The issuance of the Company's shares of common stock were deemed exempt pursuant to Regulation
S. No commissions were paid.

         On January 31, 2000, the Company sold 750 shares of its Series A Convertible Preferred Stock to three institutional investors for aggregate proceeds of $750,000. All sales of the Company's Series A preferred stocks were exempt from registration pursuant to Rule 506 of the Securities and Exchange Commission. All shares of the preferred stock were acquired for investment purposes only and without a view to distribution. All of the persons who acquired the Company's Series A preferred stock were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers of the Company's Series A preferred stock acquired the securities for their own accounts. The certificates evidencing the Series A preferred stock bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. All Series A preferred shares are "restricted" securities as defined in Rule 144 of the Rules and Regulations of the SEC.

      On February 24, 2000 the Company issued 150,000 shares of its common stock to one consultant in payment for services rendered to the Company. The services were valued at $3,450. On February 24, 2000 the Company issued 200,000 shares of its common stock to one consultant in payment for services rendered to the Company, valued at $4,600. These transactions were private in nature and involved investors who were not residents of the United States. Accordingly, the issuances were deemed to be exempt from registration by Regulation S and the stock is deemed to be restricted securities.

      On June 7, 2000 the Company issued 200,000 shares of its common stock to one consultant in payment for services rendered to the Company. The services were valued at $160,000. This transaction was private in nature and involved one investor who was deemed sophisticated and had access to all relevant information about the Company. Accordingly, the issuance was deemed to be exempt from registration by Section 4(2) of the Securities Act.

      On August 1, 2000, the Company sold 200 shares of its Series B Convertible Preferred Stock to two accredited institutional investors for aggregate proceeds of $200,000. All sales of the Company's Series B preferred stocks were exempt from registration pursuant to Rule 506 of the Securities and Exchange Commission and Regulation S. All shares of the preferred stock were acquired for investment purposes only and without a view to distribution. All of the persons who acquired the Company's Series B preferred stock were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers of the Company's Series B preferred stock acquired the securities for their own accounts. The certificates evidencing the Series B preferred stock bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. All Series B preferred shares are "restricted" securities as defined in Rule 144 of the Rules and Regulations of the SEC.

      On August 16, 2000 the Company signed a non-binding letter of intent to acquire all of the issued and outstanding shares of C.C. Crow Publications, Inc. in exchange for 400,000 shares of the Company's common stock. The transaction is subject to several conditions prior to closing. The Company has issued 400,000 shares of its common stock, which has been placed in escrow pending the consummation of this transaction. When and if issued, the shares will be issued to one person in a private placement deemed to be exempt from registration by
Section 4(2) of the Securities Act. The 125,000 shares to be issued as a non-refundable deposit and the remaining 275,000 shares to be issued upon consummation of the acquisition will be deemed to be restricted securities.

Item 27.      Exhibits

The following Exhibits are filed with this prospectus:



              Exhibits                                                               Page Number
-----------------------------------------------------------------------------   ---------------------

1             Underwriting Agreement                                                        N/A


3.1(1)        Certificate of Incorporation                                                  ---


3.2(1)        Amended Certificate of Incorporation                                          ---


3.3(1)        Bylaws                                                                        ---


4.1(1)        Certificate of Designation of Series A
              preferred stock                                                               ---


4.2(1)        Stock Option Plan                                                             ---


5             Opinion of Counsel                                                 Filed Herewith



10.1(1)       Share Exchange Agreement with
              The Forest Industry Online, Inc.                                              ---


10.2          Stock Retirement Agreement with Bona Vista West                    Filed Herewith


10.3(4)       Consulting agreement with Todd Hilditch                                       ---


10.4(4)       Consulting agreement with Summit Media Partners                               ---


10.5(3)       Letter of Intent to acquire C.C. Crows Publications Inc.                      ---


10.6          Lease Agreements with The Globe Foundation
              and Seebros Holdings Ltd.                                          Filed Herewith


10.7(4)       Employment Agreement for Joe Perraton.                                        ---


16.1(2)       Letter Regarding Change in Certifying Accountant                              ---


23.1          Consent of Bartel Eng Linn & Schroder                               See Exhibit 5


23.2          Consent of Ernst & Young LLP                                       Filed Herewith


23.3          Consent of Watson, Dauphinee & Masuch                              Filed Herewith


24.           Power of Attorney                                                 Included as part
                                                                                    of the
                                                                                 Signature Page
----------------


(1) Previously filed with forestindustrty's initial registration statement on Form SB-2 filed with the SEC on May 19, 2000.
(2) Previously filed with forestindustry's Form 8-K filed with the SEC on March 8, 2000.
(3) Previously filed with forestindustry's Form 8-K dated August 16, 2000 (filed August 30, 2000
(4) Previously filed with forestindustry's Form 10-KSB filed with the SEC on September 13, 2000.

Item 28.      Undertakings

              The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                    (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                   (iii) To include any  material  information  with  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

              (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on the 21st day of September, 2000.

                                                  FORESTINDUSTRY.COM, INC.



                                                By /s/ JOE PERRATON
                                                       -------------------------
                                                       Joe Perraton, President


                                                By  /s/ JOE PERRATON
                                                       -------------------------
                                                       Joe Perraton, Secretary

              Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                             Title                  Date


/s/ JOE PERRATON             Director          September 21, 2000
--------------------
    Joe Perraton